EXHIBIT 2.1

Dated 24 February 2006

(1)	THE PERSONS SET OUT AT SCHEDULE 1

(2)	CBS MONACO LIMITED

(3)	CHAMPION ENTERPRISES, INC

Agreement

For the sale and purchase

Of the entire issued share capital of

Calsafe Group (Holdings) Limited

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12	LIMITATIONS OF LIABILITY	192

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THIS AGREEMENT is made on 24 February 2006

BETWEEN

(1)	The persons whose names and addresses are set out in column 1 of Schedule 1 (the “Sellers”);
(2)	CBS Monaco Limited (registered number 5679313) whose registered office is at 1 Royal Standard Place, Nottingham, NG1 6FZ (the “Buyer”); and
(3)	Champion Enterprises Inc, a Michigan Corporation having its registered office at 2701 Cambridge Court, Suite 300, Auburn Hills, MI 48326-2566, United States of America (the “Buyer’s Guarantor”).

OPERATIVE CLAUSES

1.	INTERPRETATION

In this Agreement:

1.1	the following expressions have the following meanings unless inconsistent with the context:
“Accounting Date”	31 March 2005
“Accounting Standards”

the statements of standard accounting practice referred to in section 256 CA 1985 issued by the Accounting Standards Board or such other body as may be prescribed by the Secretary of State from time to time, including the statements of standard accounting practice formerly issued by the Accounting Standards Committee and since adopted by the Accounting Standards Board, the Abstracts issued by the Urgent Issues Task Force and any financial reporting standards issued by the Accounting Standards Board or such other body referred to above and, where applicable, will include the International Financial Reporting Standards as issued by the International Accounting Standards Board and adopted by EU regulation

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“Accounts”

the audited accounts of each Group Member, including in the case of Calsafe Group (Holdings) Limited its audited consolidated accounts for the financial year which ended on the Accounting Date, comprising in each case a balance sheet, a profit and loss account, notes and a cash flow statement

“Actual Net Debt”	the actual Debt less the actual Cash as at the close of business on the date of Completion as stated in the Statement
“Actual Working Capital”	the sum of Stock, Working Capital Debtors (as such term is defined in Schedule 8) and Working Capital Creditors (as such term is defined in Schedule 8) as at the date of Completion
“Additional Loan Note Consideration”	that part of the Consideration to be paid by the Buyer subject to and in accordance with the provisions of Schedule 8
“Asbestos Condition”

(a)            the presence of any Asbestos in, on or at any Property (or any other property formally occupied by any Group Member) at or prior to Completion; and/or

(b)            the exposure of any person to, or inhalation by any person of, Asbestos in, on or at any Property (or any other property formally occupied by any Group Member) (or, in the case of employees and former employees, contractors and former contractors in the course of employment with any Group Member) at or prior to Completion

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“Asbestos Liabilities”

means any losses, claims, damages, awards, liabilities, fines, expenses (including without limitation properly incurred medical costs and reasonable legal, professional and experts fees, incurred in investigating and/or defending any claim or proceeding whether such claim or proceeding is successfully defended or not), obligation to contribute to or make any provisions for, or costs including any costs of settlement arising out of or in connection with an Asbestos Condition.

“Asbestos”	means the following minerals, that is to say, crocidolite, amosite, chrysotile, fibrous actinolite, fibrous anthopyllite or fibrous tremolite or any mixture containing any of those materials
“Bilston”	the freehold land and buildings on the south west side of Etruria Way, Bilston registered under title number WM433932
“Business Day”	any day (other than a Saturday or Sunday) on which banks are open in London for normal banking business
“Buyer’s Accountants”	PricewaterhouseCoopers - Transaction Services of 33 Wellington Street, Leeds LS1 4JP (or such other firm as the Buyer may notify to the Sellers)
“Buyer’s Group”	the Buyer, the Buyer’s Guarantor and each of its subsidiaries
“Buyer’s Solicitors”	Eversheds LLP of Senator House, 85 Queen Victoria Street, London EC4V 4JL
“CA 1985”	the Companies Act 1985
“Cash”

the cash balance recorded in the nominal ledger which, for the avoidance of doubt, includes all cash (whether in hand, at the bank or in transit) including without limitation all uncleared lodgements and any unpresented cheques received prior to Completion and deducting any unpresented cheques (excluding cheques written and not yet sent) and direct debits or standing orders paid or written and due for payment prior to Completion or cash equivalents held by or for the Group and balances of the Group with banks or other financial institutions (for the avoidance of doubt cash may be a positive or negative amount)

“Company”	Calsafe Group (Holdings) Limited (details of which are set out in Schedule 2)

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“Completion”	completion of the sale and purchase in accordance with clause 5
“Completion Date”	7 April 2006 or such other date as the parties may from time to time agree
“Computer Systems”	all computer hardware, Software, microprocessors and any other items that connect with any of them which in each case are used in the Group’s business and are in the possession of the Company
“Confidential Information”

all proprietary information of whatever nature used in or relating to the Group’s business, its customers or financial affairs including information relating to trade secrets, know-how, ideas, computer systems and computer software, future projects, business development or planning, commercial negotiations, the marketing of goods or services (including customer names and lists, sales targets and statistics) and including all analyses, compilations, notes, studies, plans, memoranda or other documents which contain such information

“Consideration”	the consideration for the sale of the Shares as stated in clause 2.3 and payable as described by clause 2.4
“Contract”

any agreement or commitment whether conditional or unconditional and whether by deed, under hand, or orally and any arrangement or understanding which in any case is legally binding and remains in whole or in part to be performed as at Completion

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“Debt”

the indebtedness of the Group to third parties as at Completion which is:

(i)                                   in the nature of borrowings and which shall include for the avoidance of doubt the indebtedness repaid pursuant to clause 2.5 all bank borrowings including term loans, overdrafts and invoice purchasing or discounting or similar arrangements, any liabilities in relation to any finance lease or hire purchase agreement to the extent that such liabilities are greater than £296,000 at Completion, tax liabilities which are actually due for payment or overdue and not yet paid, money raised pursuant to any debenture, bank bond (excluding insurance bonds), note or loan stock or similar instrument or any amount raised by acceptance under any credit facility; and/or

(ii)                                  in the nature of professional fees, costs or expenses incurred by the Group (whether on its own behalf or otherwise) relating in any way to the transfer of the Hire Business to GW 1147 Limited pursuant to the Hire Business Transfer Agreement or the sale of the entire issued share capital of GW 1147 Limited to Speedy Space Limited pursuant to the Hire Business Share Agreement; and/or

(iii)                                 (other than any Liability to Taxation contemplated by clause 8.4 of the Hire Business Transfer Agreement) in the nature of any Liability to Taxation (as defined in Schedule 4) resulting from or arising out of the transfer of the Hire Business pursuant to the Hire Business Transfer Agreement or the sale of the entire issued share capital of GW 1147 Limited pursuant to the Hire Business Share Agreement; and/or

(iv)                                in the nature of any Liability to Taxation (as defined in Schedule 4) arising in relation to any period prior to Completion; and/or

(v)                                  ascertained at the date of the agreement or determination of the Statement and relates to the operation of the Hire Business or any aspect thereof at any time prior to Completion; and/or

(vi)                                comprised of any dividends declared but unpaid by the Group as at Completion and any non-recurring payments which are outside the ordinary course of trading and which remain unpaid at Completion

“Disclosed”	facts, matters or other information fairly disclosed by or in the Disclosure Letter and/or any of the Disclosure Documents
“Disclosure Documents”	the documents attached to the Disclosure Letter

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“Disclosure Letter”	the letter incorporating the Disclosure Documents referred to in it having the same date as this Agreement from the Warrantors to the Buyer qualifying the Warranties
“EC Treaty”	the treaty establishing the European Union 1992
“Encumbrance”

any mortgage, charge, pledge, lien, assignment by way of security option, restriction, claim, right of pre-emption, right of first refusal, third party right or interest, other encumbrance or security interest of any kind, or other type of preferential arrangement (including a title transfer or retention arrangement) having similar effect

“Estimated Net Debt”

-£3,500,000 (negative three million five hundred thousand pounds), being the estimated Debt less the estimated Cash as at the close of business on the date of Completion as stated in the Estimated Net Debt Statement

“Estimated Net Debt Statement”	the written statement in the agreed form to be delivered by the Warrantors to the Buyer on Completion setting out the Estimated Net Debt
“Exiting Sellers”	Christopher Gould and John Hume, each an “Exiting Seller”
“Final Initial Cash Consideration”	the Provisional Initial Cash Consideration as adjusted following Completion in accordance with Schedule 10
“Force Majeure Event”

any national or international military, monetary, economic or financial crisis which occurs after the date of this Agreement and before Completion and which has a material adverse effect on the business and financial position of the Group taken as a whole and which is not remedied or otherwise settled within five Business Days or, if earlier, two Business Days prior to Completion

“Group Member”	any company which is a member of the Group at the date of this Agreement
“Group”	the Company and each of its subsidiaries (as defined at sections 736 and 736A CA 1985)

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“Hazardous Substance”

any matter, whether alone or in combination with any other matter, capable of causing harm to man or any other living organism or damaging to the Environment or public health or welfare, including radioactive matter, ozone depleting substances, and genetically modified organisms

“Hire Business”	the business of the hire of relocatable accommodation formerly carried on by the Group prior to 25 January 2006
“Hire Business Share Agreement”	the share sale agreement dated 1 February 2006 and made between (1) Dunedin Buyout Fund LP and others (2) Speedy Space Limited and (3) Speedy Hire plc
“Hire Business Transfer Agreement”

the business acquisition agreement dated 25 January 2006 and made between (1) Caledonian Building Systems Limited (2) GW1147 Limited (3) the persons whose details are set out in Schedule 3 to that agreement and (4) John Hume

“Hull”	the leasehold premises at Unit BT.4027/2A Marina Court Kingston-Upon-Hull
“ICTA”	Income and Corporation Taxes Act 1988
“Institutional Seller’s Group”

any of the following from time to time: any of the Institutional Sellers, their respective subsidiaries and subsidiary undertakings (except for each member of the Group), any holding company or parent undertaking of any Institutional Seller and all other subsidiaries and subsidiary undertakings of any holding company or parent undertakings of any Institutional Seller

“Institutional Sellers’ Representative”	such person as may from time to time be appointed by the Institutional Sellers (other than Uberior) in accordance with clause 18.1
“Institutional Sellers”	those persons identified at Part 1 of Schedule 1

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“Intellectual Property Rights”

all patents, trade marks, trade or business names, logos or straplines, domain names, copyright, rights to prevent passing off, database rights, rights in designs, plans and drawings, know how and all other intellectual property rights, in each case whether registered or unregistered and including applications or rights to apply for them and together with all extensions and renewals of them, and in each and every case all rights or forms of protection having equivalent or similar effect anywhere in the world where the Group trades

“Loan Notes”	the loan notes of the Buyer substantially in the form set out at Schedule 9 to be issued to the relevant Sellers fully paid subject to and in accordance with Schedule 8
“Management Accounts”	the unaudited monthly management accounts of the Group for the period from 1 April 2005 to 31 January 2005
“Material Adverse Change”

a matter, event or circumstance which occurs after the date of this Agreement and which is outside the ordinary course of business and which has a material adverse effect on the business and financial position of the Group taken as a whole

“Material Disclosure”

a matter, event or circumstance which was not Disclosed on or before the date of this Agreement and which the Warrantors knew would have had a material adverse effect on the business and financial position of the Group taken as a whole

“Participating Warrantors”	David John Turnbull, Terrance John Pallant, Sean Philip Harley, Paul Stephen Hudson and Lee Braithwaite

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“Pension Schemes”

the Caledonian Building Systems Limited No. 1 Retirement Benefits Scheme, the Caledonian Building Systems No.2 Retirement Benefits Scheme, the Caledonian Building Systems Limited Group Personal Pension Plan and the Group Member’s designated stakeholder compliant arrangement provided by Legal & General

“Pension Trustees”	the trustees for the time being of the Pension Schemes or any of them (as the case may be)
“Permitted Encumbrance”	any unpaid seller’s or supplier’s lien arising in the ordinary course of business to secure amounts due in respect of goods or services sold or supplied
“Press Release”	the press release in the agreed form
“Property”	the property specified in Schedule 6 and each part of such property
“Provisional Initial Cash Consideration”	£58,548,500 LESS the Estimated Net Debt and which may be adjusted following Completion in accordance with Schedule 10
“Relevant Claim”	any claim for indemnity under the Tax Covenant or otherwise or any claim for breach of this Agreement, including a breach of the Warranties except for those matters referred to in clause 8.4
“Relevant Proportion”	in relation to any Seller the proportion set out against his name in column 6 of Schedule 1
“Retention A”	in relation to the Sellers, £5,650,000
“Retention A Account”

a separate on demand interest bearing deposit account in the joint names of the Buyer’s Solicitors and the Sellers’ Solicitors held with National Westminster Bank plc to be designated ‘Retention A Account’ and to be dealt with in accordance with the provisions of Schedule 7

“Retention A Instruction Letter”	the letter in the agreed form from the Sellers and the Buyer to the Buyer’s Solicitors and the Sellers’ Solicitors jointly relating to Retention A

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“Retention Accounts”	together the Retention A Account, the Retention B Account and the Retention C Account (and each a “Retention Account”)
“Retention B”	in relation to the Institutional Sellers (excluding Uberior) £1,000,000
“Retention B Account”

a separate on demand interest bearing deposit account in the joint names of the Buyer’s Solicitors and the Sellers’ Solicitors held with National Westminster Bank plc to be designated ‘Retention B Account’ and to be dealt with in accordance with the provisions of Schedule 7

“Retention B Instruction Letter”	the letter in the agreed form from the Sellers and the Buyer to the Buyer’s Solicitors and the Sellers’ Solicitors jointly relating to Retention B
“Retention C”	in relation to Kevin Wheat and the Exiting Sellers, £1,000,000
“Retention C Account”

a separate on demand interest bearing deposit account in the joint names of the Buyer’s Solicitors and the Sellers’ Solicitors held with National Westminster Bank plc to be designated ‘Retention C Account’ and to be dealt with in accordance with the provisions of Schedule 7

“Retention C Instruction Letter”	the letter in the agreed form from the Sellers and the Buyer to the Buyer’s Solicitors and the Sellers’ Solicitors jointly relating to Retention C
“Retention Instruction Letters”	together the Retention A Instruction Letter, the Retention B Instruction Letter and the Retention C Instruction Letter (and each a “Retention Instruction Letter”)
“Retentions”	together Retention A, Retention B and Retention C
“Seller’s Accountants”	PwC of Benson House, 33 Wellington Street, Leeds, LS1 4JP (or such other firm as the Sellers may notify to the Buyer)
“Sellers’ Solicitors”	HBJ Gateley Wareing LLP of One Eleven, Edmund Street, Birmingham, B3 2HJ

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“Shares”	all the issued shares in the capital of the Company
“Software”	any form of computer program, including applications software and operating systems, whether in source or object code form
“Statement”	the sum of the Actual Working Capital and the Actual Net Debt as agreed or determined in accordance with Schedule 10 and in the form set out in Appendix 2
“Stock”

stock (as defined in Statement of Standard Accounting Practice No 9 adopted by the Accounting Standards Board) of each Group Member including goods or other assets purchased for resale; consumable stores; raw materials and components purchased for incorporation into products for sale; products and services in intermediate stages of completion; long term contract balances; and finished goods

“Tax Covenant”	the covenants contained in Schedule 4, Part 2
“Tax Warranties”	the warranties set out in Schedule 4, Part 3
“Uberior Representative”	such person as may from time to time be appointed by Uberior in accordance with clause 18.2
“Units 3 & 4”

the new units to be erected to the south of the existing Units 1 & 2 at Ossington Road and to be of a size reasonably approved by the Buyer and to be of a style and design similar to that of Units 1 & 2

“Warranties”	the warranties set out in Schedule 3 and Part 3 of Schedule 4
“Warrantors’ Representative”	such person as may from time to time be appointed by the Warrantors in accordance with clause 18.3

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	“Warrantors”	those persons identified at Part 2 of Schedule 1;
1.2

references to any statute or statutory provision include, unless the context otherwise requires, a reference to the statute or statutory provision as modified, replaced or re-enacted and in force from time to time prior to the date of this Agreement and any subordinate legislation made under the relevant statute or statutory provision (as so modified, replaced or re-enacted) in force prior to the date of this Agreement provided that, in each case, such modification, replacement or re-enactment shall not create or increase the liability of any party;

1.3

references to a person includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any unincorporated association, joint venture or partnership (whether or not having a separate legal personality);

1.4	references to a person includes a reference to that person’s legal personal representatives;
1.5	the masculine, feminine or neuter gender respectively includes the other genders and reference to the singular includes the plural (and vice versa);
1.6

references to a document being “in the agreed terms” or “in the agreed form” are to that document in the form agreed and for the purposes of identification initialled by or on behalf of the Sellers and the Buyer;

1.7	unless expressly stated otherwise, all obligations and warranties in this Agreement:
	1.7.1	on the part of the Warrantors are entered into, given or made by such persons jointly and severally as between the Warrantors;
	1.7.2	on the part of the Institutional Sellers (excluding Uberior) are entered into, given or made by such persons severally as between them; and
	1.7.3	on the part of Uberior are entered into, given or made severally on its own behalf;
1.8	references to clauses and Schedules are to clauses of and Schedules to this Agreement, and references to paragraphs are to paragraphs in the Schedule in which such references appear;
1.9	the Schedules form part of this Agreement and will have the same force and effect as if expressly set out in the body of this Agreement;
1.10	the headings in this Agreement will not affect its interpretation;

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1.11	any phrase introduced by the term “include”, “including”, “in particular” or any similar expression will be construed as illustrative and will not limit the sense of the words preceding that term; and
1.12

references to a “subsidiary undertaking” or “parent undertaking” are to be construed in accordance with section 258 of the Act and references to a “subsidiary” or “holding company” are to be construed in accordance with section 736 of the Act.

2.		SALE AND PURCHASE
2.1

On Completion, each Warrantor, each Institutional Seller (excluding Uberior) and Uberior will severally sell with full title guarantee, and the Buyer will buy, the number of Shares specified opposite that Seller’s name in column 2 of Schedule 1. On Completion, each Seller will sell the Shares listed against their name in column 1 of Schedule 1 free of any Encumbrance and with all rights attached or accruing to them at or after the date of this Agreement and the provisions of section 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 are hereby excluded from the sale and purchase of the Shares.

2.2

On Completion, each Seller will waive any rights of pre-emption or other right or option conferred on him under the articles of association of the Company or otherwise in respect of the Shares specified opposite that Seller’s name in column 2 of Schedule 1 and the Warrantors will procure the irrevocable waiver of any such right or option conferred on any other party who is not a party to this Agreement.

2.3		The Consideration for the sale of the Shares shall be and is comprised of:
	2.3.1	the Final Initial Cash Consideration less the Retentions;
	2.3.2	the Retentions (subject to any deductions required to be made pursuant to Schedule 7); and
	2.3.3	the Additional Loan Note Consideration, if any, which shall (if due) be issued from time to time in accordance with Schedule 8.
2.4		The Consideration shall be payable as follows:
2.4.1

subject to any adjustment in accordance with Schedule 10, the Provisional Initial Cash Consideration less the Retentions shall be paid in cash to the Sellers in the amounts set out against their respective names in column 4 of Parts 1, 2 and 3 of Schedule 1 in accordance with the provisions of paragraph 5 of Schedule 5;

	2.4.2	Retention A, subject to any deduction required to be made pursuant to Schedule 7, shall be payable to the Sellers in the proportions set out

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against their respective names in column 5 of Parts 1, 2 and 3 of Schedule 1 and in accordance with the provisions of Schedule 7;

	2.4.3	Retention B, subject to any deduction required to be made pursuant to Schedule 7, shall be payable to the Institutional Sellers (excluding Uberior) in accordance with the provisions of Schedule 7;
	2.4.4	Retention C, subject to any deduction required to be made pursuant to Schedule 7, shall be payable to the Exiting Sellers and Kevin Wheat in accordance with the provisions of Schedule 7; and
2.4.5

the Additional Loan Note Consideration (if any) shall be issued from time to time to the Participating Warrantors (or such of the Participating Warrantors as may from time to time remain entitled to participate in the Additional Loan Note Consideration) in accordance with Schedule 8.

2.5

At Completion the Buyer shall procure that the Company repays the indebtedness of the Group to the Governor and Company of the Bank of Scotland as at Completion by paying the relevant sum by telegraphic transfer of funds through a UK clearing bank to the client account of the Sellers’ Solicitors (or to such other account as the Sellers may direct).

3.	UNCONDITIONAL COMPLETION
3.1	Completion shall occur on the Completion Date and shall be unconditional unless there is:
	3.1.1	a Material Adverse Change; or
	3.1.2	a Force Majeure Event; or
	3.1.3	a Material Disclosure,

in each case, at or before Completion in which case this Agreement shall automatically terminate and the provisions of clause 3.3 shall apply.

3.2

If any Warrantor or the Buyer becomes aware of any fact or matter that would result in a Material Adverse Change, a Force Majeure Event or a Material Disclosure, then such Warrantor or the Buyer will immediately inform the other parties. If the Buyer becomes aware that it can not complete this Agreement (other than for any of the reasons set out in clause 3.1), it shall immediately inform the Sellers of this fact.

3.3	If there is a Material Adverse Change, a Force Majeure Event or a Material Disclosure, the following provisions will apply:

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3.3.1

within 20 Business Days of such event the Buyer will return to the Sellers all information (and all copies of such information) which has been supplied to the Buyer or its advisers by the Sellers or their advisers before such date of termination;

3.3.2

the Buyer will destroy (and will confirm in writing to the Sellers that the Buyer has destroyed) all reports, analyses, studies and other documents prepared by it or its advisers which contain information supplied to it or its advisers by the Sellers and their advisers (provided that the Buyer’s advisors shall be permitted to retain one copy of all such documentation as a record of their professional involvement and in accordance with their internal document retention policies subject to all documentation so retained being held strictly subject to the obligations of confidentiality set out at clause 13.5); and

3.3.3

this Agreement shall immediately terminate and no party shall have any rights or remedies against any other for any reason (including any rights for any antecedent breach of this Agreement and/or any documents in the agreed form or in the agreed terms).

3.4

Pending Completion the Warrantors will (so far as they are able but subject to any legal or statutory obligations) procure that the Company and each Group Member complies with the requirements set out in Schedule 11.

4.	RETENTION
4.1

On Completion, the Buyer will procure that the Retentions are paid into the relevant Retention Accounts. Each Seller will be deemed to have contributed his Relevant Proportion into Retention Account A. The Institutional Sellers (excluding Uberior) will be deemed to have contributed Retention B into Retention Account B. The Exiting Sellers and Kevin Wheat will, together, be deemed to have contributed Retention C into Retention Account C. The Retentions and the Retention Accounts will be dealt with in accordance with the provisions of Schedule 7.

4.2	If any of the Retentions become payable to the Buyer in accordance with the provisions of Schedule 7:
	4.2.1	the Consideration will be reduced by the amount paid to the Buyer; and
	4.2.2	any rights of the Buyer to compensation or indemnity arising from the subject matter of the claim that gave rise to such payment will also be reduced by the amount so paid,

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and, in relation to Retention A, each Institutional Seller acknowledges that that part of the Consideration receivable by them shall be reduced accordingly notwithstanding that it is the Warrantors only giving the Warranties.

4.3

The maximum liability of each Institutional Seller to the Buyer in respect of Retention A shall (save in the case of fraud or dishonesty on the part of that Institutional Seller) be equal to the amount set out at column 5 of Part 1 of Schedule 1.

5.	COMPLETION
5.1	Subject to clauses 3 and 5.4, Completion will take place at the offices of the Buyer’s Solicitors on the Completion Date (or such other venue as may from time to time be agreed by the parties).
5.2	At Completion, each Seller severally will and the Buyer will comply with the provisions of Schedule 5 insofar as such provisions specifically relate to them.
5.3

The Sellers’ Solicitors are authorised to receive the Provisional Initial Cash Consideration (less the Retentions) on behalf of the Sellers and payment to them will be a good and sufficient discharge to the Buyer and the Buyer will not be further concerned as to the application of the moneys so paid.

5.4	The Buyer is obliged to complete this Agreement unless:
5.4.1	any Seller fails to comply with any of its obligations under Schedule 5 (unless any such obligations shall have been waived by the Buyer); and
5.4.2	the purchase of all the Shares is not completed simultaneously; or
5.4.3	there has been a Material Adverse Change, Force Majeure Event or Material Disclosure.
5.5

If the Buyer fails to complete this Agreement on the Completion Date (other than if such failure is as a result of one of the circumstances set out in clause 5.4 or the fraud or dishonesty of any of the Sellers) then the Buyer shall immediately pay to the Sellers’ Solicitors client account (on behalf of the Sellers) the liquidated damages sum of £620,000 (being a good faith estimate of the costs and expenses of the Sellers relating to the negotiation, preparation and signing of this Agreement) and the Buyer agrees that this Agreement shall immediately terminate and the Buyer shall (save in the case of their fraud or dishonesty) have no rights or remedies against the Sellers for any reason (including any rights for any antecedent breach of this Agreement and/or any documents in the agreed terms). The payment by the Buyer of such sum shall be in full and final settlement of all the Buyer’s obligations under this Agreement and the Sellers (or any of them) shall have no further rights against any member

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of the Buyer’s Group. Payment to the Sellers’ Solicitors will be a good and sufficient discharge to the Buyer and the Buyer will not be further concerned as to the application of the moneys so paid.

6.	GUARANTEES
6.1

Each Seller will procure in respect of itself or himself only that on Completion each Group Member is released from any guarantee, indemnity, counter-indemnity or letter of comfort given by such Group Member prior to completion to that Seller in respect of a liability of that Seller.

6.2

Each Warrantor will procure that on Completion each Group Member is released from any guarantee, indemnity, counter-indemnity, letter of comfort given by such Group Member to any third party prior to Completion in respect of a liability of any person other than a Group Member.

6.3

Save in respect of guarantees given by any of the Sellers pursuant to the Hire Business Transfer Agreement, the Buyer undertakes to the Sellers that as soon as reasonably practicable following Completion the Buyer will use all reasonable endeavours to obtain the release of each Seller from any guarantee, indemnity, counter-indemnity, letter of comfort or other obligation given by such Seller to any third party in respect of a liability of any Group Member and of which particulars are contained in the Disclosure Letter. Pending such release, the Buyer undertakes to indemnify the relevant Seller against all amounts paid by such Seller to any third party pursuant to any such obligation (and all costs incurred in connection with such obligation) arising after Completion save that this indemnity shall not extend to any liability resulting in a Relevant Claim or a claim under Part 2 of Schedule 4 or any other indemnity set out in this Agreement.

7.	WARRANTIES
7.1	Each Institutional Seller (other than Uberior) severally warrants on its own behalf to the Buyer on the date of this Agreement that:
7.1.1

the Shares set out against the name of that Institutional Seller in Schedule 1 are fully paid and beneficially owned and registered in the name of that Institutional Seller free from any Encumbrance or any claim to, or Contract to grant, any Encumbrance;

7.1.2

it has full power to enter into and perform this Agreement and any documents in the agreed form and this Agreement and such documents constitutes obligations binding on it in accordance with its terms; and

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	7.1.3	it has requisite corporate authority to enter into, execute, deliver and perform the obligations on it under this Agreement and any documents in the agreed form.
7.2	Uberior (for itself) warrants to the Buyer on the date of this Agreement that:
7.2.1

the Shares set out against its name in Schedule 1 will on Completion be fully paid and beneficially owned and registered in its name free from any Encumbrance or any claim to, or Contract to grant, any Encumbrance;

7.2.2

it has full power to enter into and perform this Agreement and any documents in the agreed form and this Agreement and such documents constitute obligations binding on it in accordance with its terms; and

	7.2.3	it has requisite corporate authority to enter into, execute, deliver and perform their respective obligations under this Agreement and any documents in the agreed form.
7.3	The Warrantors warrant to the Buyer in the terms of the Warranties as at the date of this Agreement.
7.4

The Warranties (other than the Warranties set out at paragraphs 1.1 to 1.4 (inclusive), 2 and 3 of Schedule 3) are qualified by all facts, matters and information Disclosed. In addition, any other matter of which the Buyer has actual knowledge will (to the extent that the Buyer is actually aware such matter gives rise to a claim for a breach of the Warranties) reduce any claim for breach of the Warranties (other than the Warranties set out at paragraphs 1.1 to 1.4 (inclusive), 2 and 3 of Schedule 3).

7.5

Each Seller in respect of himself only waives and will not enforce any right which that Seller may have against any Group Member, or any director or employee (including, to the extent applicable, a director or employee who is not a Warrantor) of any Group Member who continues his office or employment after Completion, on which or on whom such Seller has relied in agreeing to any Warranty or any warranty set out in clause 7.1.1 and 7.1.2 or any statement in the Disclosure Letter.

7.6	Each Warranty is to be construed independently and is not limited or restricted by any other Warranty.
7.7

Unless otherwise specified, where any Warranty refers to the knowledge, information, belief or awareness of the Warrantors (or similar expression), each Warrantor will be deemed to have such knowledge, information, belief or awareness of the subject matter of that Warranty as such Warrantor would have obtained had they made all reasonable enquiries of the Warrantors and David

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Turnbull, Kevin Wheat, John Hume, Lee Braithwaite, Paul Hudson, Sean Harley, Terrance Pallant, Christopher Gould, Gavin Hutchinson, Steve England, Graham Howard and (in relation to Tax Warranties only) KPMG LLP, (in relation to Warranties at paragraphs 18 to 25 (Property) and 33 (Pensions) only) HBJ Gateley Wareing LLP, (in relation to Warranties at paragraph 33 (Pensions) only) Hammonds Solicitors and (in relation to insurance matters only) Jardines.

7.8	Notwithstanding clause 7.6:
	7.8.1	the only warranties to be given in relation to pensions matters are those Warranties set out in paragraph 33 of Schedule 3;
	7.8.2	the only warranties to be given in relation to insurance matters are those Warranties set out in paragraph 34 of Schedule 3;
	7.8.3	the only warranties to be given in relation to the Property are those Warranties set out in paragraphs 18 to 25 (inclusive) of Schedule 3; and
7.8.4

the only warranties to be given in relation to the Environment, EHS Law, EHS Matters and EHS Permits (each as defined at paragraph 26 of Schedule 3) are those Warranties set out in paragraph 26 to 31 (inclusive) of Schedule 3.

8.	LIMITATION ON CLAIMS
8.1

Subject to clauses 8.4 and 8.7, no Seller will be liable for any Relevant Claim (and consequently there will be no payment to the Buyer out of Retention A in relation to such Relevant Claim) unless the Warrantors’ Representative, the Institutional Sellers’ Representative and Uberior’s Representative receive from the Buyer written notice of the Relevant Claim on or before 30 April 2008. No Institutional Seller will be liable for any claim for breach of the warranties in clauses 7.1 and 7.2 unless written notice of such breach is received by that Institutional Seller on or before 30 April 2008.

8.2

Subject to clauses 8.4 and 8.7, the maximum aggregate liability of the Sellers to the Buyer for all Relevant Claims will not exceed Retention A and shall only be recoverable from Retention A in accordance with Schedule 7.

8.3

In addition to clauses 8.1 and 8.2 but subject to clauses 8.4 and 8.6, the Warrantors’ liability for any claims for breach of the Warranties will be limited in accordance with Schedule 12, the provisions of which shall remain in full force and effect and shall not be discharged in whole or in part by any actual or alleged breach of Warranty.

8.4	Clauses 8.1, 8.2 and 8.3 will not apply in respect of:

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8.4.1

any claim by the Buyer against the Warrantors concerning paragraphs 1.1 to 1.4 (inclusive) (capital) and 2 (capacity) of Schedule 3 or any claim by the Buyer against the Institutional Sellers (excluding Uberior) for a breach of clause 7.1 or Uberior for a breach of clause 7.2;

	8.4.2	any claim brought by the Buyer against the Sellers (excluding Uberior) pursuant to clause 11.1 (Sellers’ Indemnities);
	8.4.3	any claim brought by the Buyer or any Group Member for breach by any Warrantor of clause 12 (Restrictive Covenants); or
	8.4.4	any claim brought by the Buyer against the Sellers in respect of amounts owing to the Buyer pursuant to the provisions of Schedule 10.
8.5

In the event of a claim being brought by the Buyer against any Seller in relation to any of the matters referred to in clause 8.4.2 the provisions of clause 11 shall apply. In relation to all other matters referred to in clause 8.4 the Buyer shall be under no obligation to seek payment in respect of such claim from Retention A, provided that nothing in this clause 8.5 shall limit the ability of the Buyer to make a claim against any Seller in respect of his Relevant Proportion of the amount standing to the credit of Retention A for the time being, if the Buyer so chooses.

8.6

The Buyer acknowledges that save where expressly specified none of the Warranties shall apply to the Hire Business and further that the Warrantors shall not be obliged, and shall not be permitted (save in relation to paragraphs 46 to 48 (inclusive) of Schedule 3), to disclose any fact, matter or circumstance in relation to that Hire Business in the Disclosure Letter provided that to the extent that any fact, matter or circumstance in relation to such Hire Business has been disclosed to the Buyer, such disclosure shall only operate so as to qualify the warranties set out at paragraphs 46 to 48 (inclusive) of Schedule 3.

8.7

Notwithstanding any other provision of this Agreement, clauses 8.1, 8.2 and 8.3 will not apply to exclude or limit the liability of each Seller (excluding Uberior) to the extent that any Relevant Claim arises by reason of any fraud or dishonesty by that Seller.

8.8

Notwithstanding any other provision of the Agreement, the Buyer agrees that the maximum aggregate liability of Uberior in relation to all claims under this Agreement (excluding clause 8.4.4) and/or any documents in the agreed form or agreed terms howsoever arising (save in the event of fraud or dishonesty by Uberior) shall not exceed £2,340,000.

8.9	The Buyer agrees that the maximum aggregate liability of each Institutional Seller (excluding Uberior) to the Buyer in relation to all claims under this

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Agreement (excluding clause 8.4.4) and/or any documents in the agreed terms or agreed form howsoever arising (save in the event of fraud or dishonesty by that Institutional Seller) shall be as follows:

8.9.1

Napier House Investments Limited, is the amount standing to the credit of Retention Account B from time to time (being, at Completion, £37,500) plus their respective Relevant Proportion of Retention A for the time being;

8.9.2

Dunedin Enterprise Investment Trust PLC, is the amount standing to the credit of Retention Account B from time to time (being, at Completion, £462,500) plus their respective Relevant Proportion of Retention A for the time being; and

8.9.3

Dunedin Buyout Fund LP, is the amount standing to the credit of Retention Account B from time to time (being, at Completion, £500,000) plus their respective Relevant Proportion of Retention A for the time being.

8.10

The Buyer agrees that the maximum aggregate liability of the Exiting Sellers and Kevin Wheat in relation to all claims under this Agreement (excluding clauses 8.4.3 and 8.4.4) and/or any documents in the agreed terms or agreed form howsoever arising (save in the case of fraud or dishonesty by that person) shall be £2,600,000 plus, in relation to each of them, their respective Relevant Proportion of Retention A for the time being.

8.11

The Buyer agrees that the maximum aggregate liability of the Participating Warrantors in relation to all claims under this Agreement (excluding clauses 8.4.3 and 8.4.4) and/or any documents in the agreed terms or agreed form howsoever arising (save in the case of fraud or dishonesty by that person) shall be £3,500,000 plus, in relation to each of them, their respective Relevant Proportion of Retention A for the time being.

8.12

The Buyer agrees to use its reasonable endeavours to provide to its insurance brokers and to the insurance brokers of the Group (as the case may be) all such information and documentation as is lawfully in its possession (or that of the Group) in order to avoid, dispute, resist, mitigate, compromise, defend or appeal against any Relevant Claim and/or any claim for indemnity under clauses 11.1 and 11.3 and further the Buyer undertakes on behalf of itself and every member of the Group to use its reasonable endeavours to comply with any time limits or other deadlines in any applicable insurance policies in order to ensure that recovery is duly made from such insurers in relation to the subject matter of any Relevant Claim and/or any claim for indemnity under clauses 11.1 and 11.3 provided that any failure by the Buyer to comply with the provisions of this clause 8.9 shall not operate to waive any Relevant Claim.

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8.13

If the Buyer makes a claim against the Warrantors under Schedule 4 in respect of any Liability to Taxation contemplated by clause 8.4 of the Hire Business Transfer Agreement, then without prejudice to any other right or remedy of the Sellers, the Buyer agrees to procure that Caledonian Building Systems Limited takes all steps to make recovery in respect of this liability from GW 1147 Limited and/or Speedy Hire PLC (as the case may be) by enforcing the rights set out in clause 8.4 of the Hire Business Transfer Agreement and clause 16 of the Hire Business Share Agreement (as the case may be). In the event that the Buyer recovers an amount from the Warrantors in respect of such matter and the Buyer subsequently recovers any amount from GW1147 Limited and/or Speedy Hire plc in respect of the same matter, the Buyer undertakes to the Sellers to send to the client account of the Sellers’ Solicitors any sums so recovered (which shall not exceed in aggregate the amount recovered by the Buyer from the Warrantors) within five Business Days of receipt without deduction, set off or counterclaim. The Buyer further agrees to keep the Sellers regularly informed of the progress of any actions, claims, demands, litigation or other proceedings against GW 1147 Limited and/or Speedy Hire PLC (as the case may be) and to provide copies of all material correspondence to the Sellers.

9.	UNDERTAKINGS
9.1	The Buyer and the Buyer’s Guarantor warrant to the Sellers that they are not actually aware of any fact, matter or circumstance that will give rise to any claim under the Warranties.
9.2	The Buyer and the Buyer’s Guarantor warrant to the Sellers as follows:
9.2.1	they have requisite corporate authority to enter into, execute, deliver and perform their respective obligations under this Agreement and any documents in agreed form; and
9.2.2	this Agreement and any documents in agreed form will, when executed constitute valid, legal and binding obligations on them in accordance with their terms.
9.3

The Buyer undertakes to disclose to the Sellers a copy of the financial due diligence report on the Group prepared by it or on its behalf at the same time as giving notice to the Sellers of any claim under Schedule 7.

9.4

If the Sellers reasonably require the same, the Buyer agrees to give the Sellers and their representatives such reasonable facilities on reasonable notice as the Sellers reasonably require to inspect all books and records relating to the Group delivered pursuant to this Agreement and to take copies and extracts from them at all reasonable times from the date of this Agreement until the seventh anniversary of Completion in order to allow the Sellers to deal with their taxation or other administrative affairs.

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9.5		The Buyer’s Guarantor warrants to the Sellers that the information contained in Appendix 4 is accurate at the date of this Agreement.
9.6	Lease of Units 1, 2, 3 and 4 Ossington Road
9.6.1

The Warrantors shall as soon as reasonably practicable use reasonable endeavours to provide to the Buyer a new lease of Units 1, 2, 3 and 4 Ossington Road (demise shown edged red on the plan annexed at Appendix 5) which:

	9.6.1.1	is on terms reasonably satisfactory to the Buyer to enable the Group to occupy and operate from that site and is on terms no more onerous than the current lease of Units 1 and 2;
9.6.1.2

provides for the landlord to develop that part of the land currently underdeveloped by erecting Units 3 & 4 at the landlord’s cost in accordance with the plans and specifications to be approved by the Buyer acting reasonably and within a reasonable timescale which is consistent with developing units of this size and character and subject to extensions of time for any Relevant Event (as defined in the JCT 1998 with amendments 1 to 5) or similar provisions whether or not used in the construction of the units.

9.6.2

The Warrantors shall use reasonable endeavours to produce evidence of the landlord’s title to the whole of the land demised by the new lease sufficient to enable the new lease to be registered at the Land Registry with title absolute (save that the Buyer shall not object if the landlord is only able to obtain possessory title to the strip of land currently excluded from leasehold title number NT394878 (shown shaded orange on the plan) if the landlord has made an application for registration of title to this strip with title absolute but the Land Registry will only grant possessory title).

9.6.3

The Warrantors shall procure replies from the Landlord to Commercial Property Standard Enquiries and shall use reasonable endeavours to produce property searches relating to the land to be included in the new lease which are in each case acceptable to the Buyer acting reasonably.

9.7	Striking off Subsidiaries

The Warrantors shall provide evidence reasonably satisfactory to the Buyer that all appropriate steps have been duly taken in a timely manner in relation to the striking off of the companies referred to in clause 11.1.4.

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10.	GUARANTEE BY THE BUYER’S GUARANTOR
10.1	The Buyer’s Guarantor unconditionally and irrevocably:
	10.1.1	guarantees to each of the Sellers the punctual performance by the Buyer of all its obligations under this Agreement and the documents in the agreed form to which the Buyer is a party; and
10.1.2

undertakes with each of the Sellers that whenever the Buyer does not pay any amount when due under or in connection with this Agreement or fails to perform any obligation under this Agreement, the Buyer’s Guarantor shall immediately on demand pay that amount or perform that obligation as if it were the principal obligor.

10.2

The guarantee set out in this clause 10 is a continuing guarantee and will extend to the ultimate balance of sums payable by the Buyer under this Agreement, regardless of, but subject to, any intermediate payment or discharge in whole or in part. The guarantee is and shall be in addition to and is not in any way prejudiced by any other guarantee, indemnity, other security or right now or subsequently held by the Sellers.

10.3

The obligations of the Buyer’s Guarantor under this clause 10 will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligation under this clause 10 (without limitation and whether or not known to it or to the Sellers) including:

	10.3.1	any time, waiver or consent granted to, or composition with the Buyer or any other person;
	10.3.2	the release of the Buyer or any other person under the terms of any composition or arrangements between the Buyer and its creditors;
	10.3.3	that taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce any rights against or security over assets of the Buyer or any other person;
	10.3.4	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
	10.3.5	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Buyer of any other person;
10.3.6

any amendment, variation or replacement of this Agreement or any other document (in each case, however fundamental) and whether or not this has the effect of increasing the liability of the Buyer’s Guarantor under this clause;

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	10.3.7	any unenforceability, illegality or invalidity of any obligation of any person under this Agreement or any other document; and/or
	10.3.8	any insolvency or similar proceedings in respect of the Buyer.
10.4

The Buyer’s Guarantor waives any right it may have of first requiring the Sellers to proceed against or enforce any other right or security or claim payment from any person before claiming from the Buyer’s Guarantor under this clause. This waiver applies irrespective of any law or any provision in this Agreement to the contrary.

10.5	No variation in any of the terms of this clause shall be effective unless such variation is in writing signed by all of the parties to this Agreement.
11.		SELLERS’ INDEMNITIES
11.1

Subject to clauses 11.2 and 11.6, each Seller (excluding Uberior) shall jointly and severally indemnify, keep indemnified and hold harmless the Buyer and each Group Member from and against all reasonable costs and expenses (including reasonable professional fees and expenses), liabilities (including any Liability to Taxation other than any Liability to Taxation contemplated by clause 8.4 of the Hire Business Transfer Agreement which, for the avoidance of doubt, shall not operate to prejudice any claim under Schedule 4 in relation to any Liability to Taxation contemplated by clause 8.4 of the Hire Business Transfer Agreement), direct, indirect or consequential losses, damages, claims, demands, proceedings and judgements which the Buyer or any relevant Group Member incurs or suffers, directly or indirectly in any way whatsoever from or in connection with:

	11.1.1	the operation of the Hire Business or any aspect thereof by any Group Member at any time prior to Completion;
	11.1.2	the transfer of the Hire Business made pursuant to the Hire Business Transfer Agreement;
	11.1.3	the sale of the entire issued share capital of GW 1147 Limited pursuant to the Hire Business Share Agreement; and
	11.1.4	any subsidiary of Caledonian Building Systems Limited as at the date of this Agreement.
11.2	The liability of the Sellers (excluding Uberior) to the Buyer and each Group Member pursuant to clause 11.1 is limited as follows:
11.2.1

the maximum aggregate liability of the Sellers (excluding Uberior) to the Buyer and each Group Member under clause 11.1 is £7,100,000 plus the amount standing to the credit of Retention Account A from time to time subject always to clause 11.2.5; and

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11.2.2

the maximum aggregate liability of the Institutional Sellers (excluding Uberior) to the Buyer and each Group Member under clause 11.1 is the amount standing to the credit of Retention Account B from time to time (being, at Completion, £1,000,000) where the maximum liability of each Institutional Seller is as follows:

	11.2.2.1	Napier House Investments Limited, £37,500;
	11.2.2.2	Dunedin Enterprise Trust Plc, £462,500; and
	11.2.2.3	Dunedin Buyout Fund LP, £500,000,

plus, in relation to each such Institutional Seller but subject to clause 11.2.5, their respective Relevant Proportion of Retention A; and

11.2.3

the maximum aggregate liability of the Exiting Sellers and Kevin Wheat to the Buyer and each Group Member under clause 11.1 is £2,600,000 (of which, at Completion, £1,000,000 (being Retention C) was paid into Retention Account C) where the maximum liability of each such person is as follows:

	11.2.3.1	Kevin Wheat, £1,170,000;
	11.2.3.2	John Hume, £260,000; and
	11.2.3.3	Christopher Gould, £1,170,000,

plus, in relation to each of them but subject to clause 11.2.5, their respective Relevant Proportion of Retention A; and

11.2.4

the maximum aggregate liability of the Participating Warrantors to the Buyer and each Group Member under clause 11.1 is £3,500,000 where the maximum liability of each Participating Warrantor is as follows:

	11.2.4.1	David Turnbull, £1,661,017;
	11.2.4.2	Terrance Pallant, £830,508;
	11.2.4.3	Sean Harley, £830,508;
	11.2.4.4	Paul Hudson, £118,644; and
	11.2.4.5	Lee Braithwaite, £59,322,

plus, in relation to each of them but subject to clause 11.2.5, their respective Relevant Proportion of Retention A; and

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11.2.5

the Buyer agrees (and shall procure that each Group Member agrees) that each Seller’s Relevant Proportion of Retention A shall only be applied in respect of any claim for indemnity in accordance with clause 11.1 after the Buyer or each Group Member (as the case may be) has exhausted all its other rights and remedies against each such Seller pursuant to this clause provided that the amount that could be applied against any Seller but for the obligation to exhaust all other rights and remedies under this clause 11.2 shall form part (or all) of the Held-Over Amount (as defined in and as applied in Schedule 7).

11.3

Subject to clauses 8.1 and 8.2, each Seller (excluding Uberior) shall jointly and severally indemnify, keep indemnified and hold harmless the Buyer and each Group Member from and against all reasonable costs and expenses (including reasonable professional fees and expenses), liabilities, direct, indirect or consequential losses, damages, claims, demands, proceedings and judgements which the Buyer or any relevant Group Member incurs or suffers, directly or indirectly in any way whatsoever from or in connection with:

	11.3.1	any Asbestos Liabilities suffered or incurred at any time by any Group Member; and
11.3.2

any liability in respect of EHS Matters (as such term is defined in paragraph 26 of Schedule 3) arising as a result of the ownership or occupation of any property by any Group Member in relation to the operation of the Hire Business provided that any such costs and expenses (including reasonable professional fees and expenses), liabilities, direct, indirect or consequential losses, damages, claims, demands, proceedings and judgements:

		11.3.2.1	do not arise as a result of any act or omission of the Buyer after Completion other than in the normal and ordinary course of the business of the Group; and
		11.3.2.2	only relate to any unsolicited order or instruction of a regulatory authority under EHS Law (as such term is defined in paragraph 26 of Schedule 3).
11.4	For the avoidance of doubt, the provisions of clause 11.3 are included in the definition of Relevant Claim and consequently any damages are only recoverable from Retention A.
11.5

The Sellers (excluding Uberior) shall not be liable for any claim under clauses 11.1 and/or 11.3 to the extent that such claim arises or is increased as a result of any act or omission by or on behalf of the Buyer other than as required by law or pursuant to a legally binding commitment of the Group created on or before Completion and otherwise than in the proper and ordinary course of business of the Group as carried on immediately before Completion.

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11.6	The Sellers (excluding Uberior) shall not be liable for any claim under clause 11.1.1 to 11.1.3 (inclusive) unless they receive written notice of such claim as follows:
	11.6.1	the Institutional Sellers (excluding Uberior) on or before 30 April 2008;
	11.6.2	the Exiting Sellers and Kevin Wheat on or before 30 April 2008; and
	11.6.3	the Participating Warrantors on or before 2 January 2010.
11.7

The Sellers (excluding Uberior) shall not be liable for any claim under clause 11.1.4 unless they receive written notice of such claim before the earlier of (a) the date that all the subsidiaries of Caledonian Building Systems Limited as at the date of this Agreement are struck off the Register of Companies in accordance with section 652 et seq of the Companies Act 1985 and (b) in relation to:

	11.7.1	the Institutional Sellers (excluding Uberior) on or before 30 April 2008;
	11.7.2	the Exiting Sellers and Kevin Wheat on or before 30 April 2008; and
	11.7.3	the Participating Warrantors on or before 2 January 2010.
11.8

The Sellers shall be entitled to require the Buyer (in the name of the Group if the Sellers so request) or the Group at the expense of the Sellers to take all such steps or proceedings as the Sellers may consider reasonably necessary in order to avoid, dispute, resist, mitigate, compromise, defend or appeal against any claim under clause 11.1 and the Buyer shall act or shall procure that the Group shall act in accordance with any such requirements subject to the Buyer being indemnified by the Sellers to the reasonable satisfaction of the Buyer against all reasonable costs and expenses reasonably incurred or to be incurred in connection with the taking of such steps or proceedings.

11.9

The Buyer shall disclose (and shall procure that the Group discloses) in writing to the Sellers all material information and documents relating to any claim or liability, matter or thing which may give rise to a claim under clause 11.1 and, if requested by the Sellers, on reasonable notice give the Sellers and their professional advisers reasonable access during normal working hours to the personnel of the Buyer and/or the Group as the case may be and to any relevant premises, chattels, accounts, documents and records within the possession or control of the Buyer and/or of the Group which relate to such claim to enable the Sellers and their professional advisers to interview such personnel, and to examine such premises, chattels, accounts, documents and records and to take copies or photographs of the relevant accounts, documents or records at their own expense.

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11.10

The Buyer shall not make (and shall procure that no member of the Group shall make) any admission of liability, agreement or compromise with any person, body or authority in relation to a claim under clause 11.1 without prior consultation with the Sellers.

11.11

If the Sellers so request, delegate entirely to them the conduct of any proceedings of whatsoever nature arising in relation to any claim under clause 11.1 and, in that event, give or cause to be given to the Sellers all such assistance as they may reasonably require in disputing that claim and instruct such solicitors or other professional advisors as the Buyer may reasonably nominate to act in accordance with the Sellers’ instructions on their behalf or on behalf of the Buyer and/or the Group.

11.12

The Company shall be entitled but not obliged at any time or times and without notice to set off any amounts due or owing (or Claimed to be due or owing) to the Company under clause 11.1 by any of the Participating Warrantors against the issued (but not repaid) and the to be issued Notes (and any interest accrued or accruing on such Notes) held by the Participating Warrantors (or their respective assignees or transferees). For the purposes of this clause 11.11, “Claimed” means that proportion including, where applicable, the whole of the Notes issued or to be issued determined:

	11.12.1	by the Buyer, with the agreement in writing of all the Participating Warrantors; or
11.12.2

if Counsel has provided a written opinion in good faith deciding on the balance of probabilities and based on the facts made available to him or her by or on behalf of the Participating Warrantors or the Buyer, such amount would be awarded to the Buyer at trial. For this purpose Counsel shall be Queen’s Counsel of a minimum of 10 years’ call with sufficient experience in corporate and commercial matters of this nature as selected by the Buyer with the agreement in writing of the Participating Warrantors or where no such agreement can be reached as selected by the Chairman for the time being of the General Council of the Bar on the written application of either the Buyer or the Participating Warrantors. The fees of Counsel will be apportioned between the parties as Counsel shall determine or, in the absence of determination, by the Buyer and the Participating Warrantors equally.

12.	RESTRICTIVE COVENANTS
12.1	For the purposes of this clause 12, the following expressions shall have the following meanings:

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“Relevant Customer”

any person who at any time during the period of 12 months immediately preceding Completion was:

(i)                                   negotiating with the Company for the supply by the Company of goods or services; or

(ii)                                  a client or customer of the Company

“Permitted Business”

the business of the hire of relocatable accommodation being in all material respects similar in nature and scope as the business carried on by the Group prior to Completion under the name “Caledonian Safemaker”

“Relevant Products or Services”

other than in relation to the Permitted Business, products or services which are competitive with or of the type supplied by the Company at any time during the period of 12 months immediately preceding Completion

12.2

Each of David John Turnbull and Kevin Paul Wheat severally undertakes on his own part to the Buyer and each Group Member that he will not (whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly), without the prior written consent of the Buyer:

12.2.1

for a period of 4 years immediately following Completion, canvass, solicit or approach, or knowingly cause or permit to be canvassed, solicited or approached, any Relevant Customer for the sale or supply of Relevant Products or Services;

12.2.2	for a period of 4 years immediately following Completion, deal or contract with any Relevant Customer in relation to the sale or supply of Relevant Products or Services;
12.2.3

for a period of 4 years immediately following Completion, interfere, or seek to interfere, with the continuance of supplies to any Group Member from any supplier who has been supplying goods or services to that Group Member at any time during the 6 months immediately preceding Completion if David John Turnbull or Kevin Paul Wheat, respectively, is aware or ought reasonably to be aware that such interference would cause that supplier to cease supplying, or materially reduce its supply of, those goods or services;

12.2.4	for a period of 4 years immediately following Completion, solicit or entice away, or endeavour to solicit or entice away, from any Group

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Member, or employ, any person employed in a managerial, supervisory, technical or senior sales capacity by, or who is or was a consultant to, any Group Member at Completion or at any time during the period of 6 months immediately preceding Completion where the person in question either has Confidential Information or would be in a position to exploit a Group Member’s trade connections;

12.2.5

within the United Kingdom of Great Britain and Northern Ireland and the Republic of Ireland for a period of 4 years immediately following Completion, be engaged, concerned, connected with or interested in (except as the owner for investment of securities in a company dealt in on a recognised stock exchange and which confer not more than 3 per cent of the votes which could be cast at a general meeting), any other business which supplies Relevant Products or Services; and

12.2.6

without prejudice to any rights relating to passing off or trade mark infringement (or similar rights in any territory), for a period of 4 years immediately following Completion use in connection with any business which is competitive with the business of any Group Member any name (in whatever form) which includes the name of any Group Member or any trading style or get up which is confusingly similar to that used by any Group Member as at Completion.

12.3

Each of Terrance John Pallant and Sean Philip Harley severally undertakes on his own part to the Buyer and each Group Member that he will not (whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly), without the prior written consent of the Buyer:

12.3.1

for a period of 3 years immediately following Completion, canvass, solicit or approach, or knowingly cause or permit to be canvassed, solicited or approached, any Relevant Customer for the sale or supply of Relevant Products or Services;

	12.3.2	for a period of 3 years immediately following Completion, deal or contract with any Relevant Customer in relation to the sale or supply of Relevant Products or Services;
12.3.3

for a period of 3 years immediately following Completion, interfere, or seek to interfere, with the continuance of supplies to any Group Member from any supplier who has been supplying goods or services to that Group Member at any time during the 6 months immediately preceding Completion if Terrance John Pallant or Sean Philip Harley, respectively, is aware or ought reasonably to be aware that such interference causes or would cause that supplier to cease supplying, or materially reduce its supply of, those goods or services;

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12.3.4

for a period of 3 years immediately following Completion, solicit or entice away, or endeavour to solicit or entice away, from any Group Member, or employ, any person employed in a managerial, supervisory, technical or senior sales capacity by, or who is or was a consultant to, any Group Member at Completion or at any time during the period of 6 months immediately preceding Completion where the person in question either has Confidential Information or would be in a position to exploit a Group Member’s trade connections;

12.3.5

within the United Kingdom of Great Britain and Northern Ireland and the Republic of Ireland for a period of 3 years immediately following Completion, be engaged, concerned, connected with or interested in (except as the owner for investment of securities in a company dealt in on a recognised stock exchange and which confer not more than 3 per cent of the votes which could be cast at a general meeting), any other business which supplies Relevant Products or Services; and

12.3.6

without prejudice to any rights relating to passing off or trade mark infringement (or similar rights in any territory), for a period of 3 years immediately following Completion use in connection with any business which is competitive with the business of any Group Member any name (in whatever form) which includes the name of any Group Member or any trading style or get up which is confusingly similar to that used by any Group Member as at Completion.

12.4

Each of Paul Stephen Hudson, Lee Braithwaite and John Hume severally undertakes on his own part to the Buyer and each Group Member that he will not (whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly), without the prior written consent of the Buyer:

12.4.1

for a period of 2 years immediately following Completion, canvass, solicit or approach, or knowingly cause or permit to be canvassed, solicited or approached, any Relevant Customer for the sale or supply of Relevant Products or Services;

	12.4.2	for a period of 2 years immediately following Completion, deal or contract with any Relevant Customer in relation to the sale or supply of Relevant Products or Services;
12.4.3

for a period of 2 years immediately following Completion, interfere, or seek to interfere, with the continuance of supplies to any Group Member from any supplier who has been supplying goods or services to that Group Member at any time during the 6 months immediately preceding the Completion Date if Paul Stephen Hudson, Lee Braithwaite or John Hume, respectively, is aware or ought reasonably to be aware that such interference causes or would cause that supplier

35

to cease supplying, or materially reduce its supply of, those goods or services;

12.4.4

for a period of 2 years immediately following Completion, solicit or entice away, or endeavour to solicit or entice away, from any Group Member, or employ, any person employed in a managerial, supervisory, technical or senior sales capacity by, or who is or was a consultant to, any Group Member at Completion or at any time during the period of 6 months immediately preceding Completion where the person in question either has Confidential Information or would be in a position to exploit a Group Member’s trade connections;

12.4.5

within the United Kingdom of Great Britain and Northern Ireland and the Republic of Ireland for a period of 2 years immediately following Completion, be engaged, concerned, connected with or interested in (except as the owner for investment of securities in a company dealt in on a recognised stock exchange and which confer not more than 3 per cent of the votes which could be cast at a general meeting), any other business which supplies Relevant Products or Services; and

12.4.6

without prejudice to any rights relating to passing off or trade mark infringement (or similar rights in any territory), for a period of 2 years immediately following Completion use in connection with any business which is competitive with the business of any Group Member any name (in whatever form) which includes the name of any Group Member or any trading style or get up which is confusingly similar to that used by any Group Member as at Completion.

12.5

Each of the undertakings set out in this clause is separate and severable and enforceable accordingly, and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings or remaining part of the undertakings will continue in full force and effect and will bind each of the Sellers in accordance with the relevant provisions of this clause.

12.6

The Buyer acknowledges that the undertakings given by the relevant parties contained in this clause 12 shall cease in the event of the Buyer or the Buyer’s Guarantor not paying the amounts due to such relevant party pursuant to this Agreement within 20 days Business Days of such payment being due.

13.	CONFIDENTIALITY
13.1

Except so far as required by law or any governmental or regulatory organisation and in those circumstances only after prior consultation with the Buyer, and subject to clause 13.2 each Seller severally undertakes in respect of himself only to the Buyer, the Buyer’s Guarantor and each Group Member that such Seller will not at any time after Completion:

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13.1.1	disclose any Confidential Information to any person except to those authorised by the relevant Group Member to know;
13.1.2	use any Confidential Information for the Seller’s own purposes or for any purposes other than those of the relevant Group Member; or
13.1.3	cause or knowingly permit any unauthorised disclosure of any Confidential Information.
13.2	Clause 13.1 shall not apply to:
13.2.1

the use or disclosure of Confidential Information required to be used or disclosed by law or by any governmental or regulatory organisation (including the London Stock Exchange plc) provided that where practicable the relevant Seller gives the Buyer prior notice of such disclosure;

13.2.2

the use or disclosure of Confidential Information by Dunedin Enterprise Investment Trust plc, Napier House Investments Limited, Dunedin Buyout Fund LP and/or Dunedin Capital Partners Limited in any discussions about this Agreement with any of its past, existing or future partners or with any past, existing or future investors in funds involving Dunedin Enterprise Investment Trust plc, Napier House Investments Limited, Dunedin Buyout Fund LP and/or Dunedin Capital Partners Limited or any of their associated companies;

13.2.3

the use or disclosure of Confidential Information by Uberior in any discussions about this Agreement with any of its past, existing or future partners or with any past, existing or future shareholders of Uberior or Uberior’s associated companies;

13.2.4	the disclosure of Confidential Information to a director, officer or employee of the Buyer’s Group whose function requires that he has possession of the Confidential Information;
13.2.5

disclosure of Confidential Information to an adviser for the purpose of advising the Sellers but provided that the Sellers shall procure that such adviser is aware of the Sellers’ obligations pursuant to clause 13.1 and shall comply with the terms of clause 13.1 as if he were a party to this Agreement;

13.2.6	Confidential Information which becomes publicly known except as a result of any one or more of the Sellers’ breach of clause 13.1;
13.2.7	use or disclosure by the Participating Warrantors in the proper course of office or employment with the Buyer’s Group; and/or

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13.2.8

where the relevant Institutional Seller is part of a group, the disclosure of Confidential Information to a director, officer or employee of that Institutional Seller’s Group whose function requires that he has possession or use of the Confidential Information in the proper course of his office or employment provided that the Sellers shall procure that such director, officer or employee is aware of the Sellers’ obligations pursuant to clause 13.1 and shall comply with the terms of clause 13.1 as if he were a party to this Agreement.

14.	ANNOUNCEMENTS AND RIGHTS OF ACCESS
14.1

Subject to clause 14.2, no party will make or send any press or other public announcement, communication or circular (whether to shareholders, employees, customers, suppliers or otherwise) concerning the transactions contemplated by this Agreement or any matter ancillary to it unless it has first obtained the prior written approval of the Buyer (in the case of all or any of the Sellers) or the prior written approval of each of the Institutional Sellers’ Representative, Uberior’s Representative and the Warrantors’ Representatives (in the case of the Buyer or any member of the Buyer’s Group), such approval in each case not to be unreasonably withheld or delayed.

14.2	Clause 14.1 does not apply to any announcement, communication or circular:
14.2.1	made or sent by the Buyer after Completion to a customer, client or supplier of the Group informing it of the Buyer’s purchase of the Shares; or
14.2.2

made or sent by any of the Institutional Sellers in a form approved in writing by the Buyer (not to be unreasonably withheld or delayed) to any past, existing or future shareholders or partners of Dunedin Enterprise Investment Trust plc, Napier House Investments Limited, Dunedin Buyout Fund LP and/or Dunedin Capital Partners Limited or any past, existing or future investors in funds involving Dunedin Enterprise Investment Trust plc, Napier House Investments Limited, Dunedin Buyout Fund LP and/or Dunedin Capital Partners Limited or to the trade press; or

14.2.3

required by the law of any relevant jurisdiction or, to the extent relevant, the regulations of any stock exchange or listing authority or the Panel on Takeovers and Mergers, or any other governmental or regulatory organisation provided, if reasonably practicable, that the party required to make it has first consulted and taken into account the reasonable requirements of the other party as to its timing, content and manner of making or despatch; or

14.2.4	the Press Release.

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14.3

From the date of this Agreement to Completion, each Seller (excluding Uberior) shall on his own behalf at the cost and reasonable request of the Buyer supply to the Buyer all such information and reports with regard to the Company and each Group Member that are in the possession of that Seller and which that Seller may lawfully disclose to enable the Buyer to comply with the requirements of the law, any stock exchange or listing authority or the Panel on Takeovers and Mergers regarding the transaction to which this Agreement relates.

15.	COSTS

Except where expressly stated otherwise, each party to this Agreement will bear such party’s own costs and expenses relating to the negotiation, preparation, signing and completion of this Agreement. No Group Member will bear any part of such costs and expenses.

16.	INTEREST

If any party becomes liable to pay any other party any sum pursuant to this Agreement (other than pursuant to Schedule 7 in relation to the Retention) a liquidated sum or a payment of damages, such party will be liable to pay interest on such sum from the due date for payment at the annual rate of 4 per cent above the base lending rate from time to time of National Westminster Bank plc, accruing on a daily basis until payment is made, whether before or after any judgment.

17.	NOTICES
17.1	Any notice or other communication given in connection with this Agreement shall be in English and shall be:
17.1.1

from the Buyer to the Institutional Sellers will be in writing and will be delivered personally or sent by pre-paid first class post (or air mail if overseas) or by fax to the Institutional Sellers’ Representative;

	17.1.2	from the Buyer to the Warrantors will be in writing and will be delivered personally or sent by pre-paid first class post (or air mail if overseas) or by fax to the Warrantors’ Representative; and
	17.1.3	from the Buyer to Uberior will be in writing and will be delivered personally or sent by pre-paid first class post (or air-mail if overseas) or by fax to Uberior’s representative;
17.1.4

from either the Institutional Sellers, Uberior or the Warrantors (or all or any of them) will be in writing and will be delivered personally or sent by pre-paid first class post (or air mail if overseas) or by fax to the Buyer,

39

in each case to the address of the relevant recipient set out at clause 17.3 or to any other address which the recipient has notified in writing to the sender received not less than 7 Business Days before the notice was despatched.

17.2	A notice or other communication is deemed given:
17.2.1	if delivered personally, upon delivery at the address provided for in this clause; or
17.2.2	if sent by pre-paid first class post, on the second Business Day after posting it; or
17.2.3	if sent by air mail, on the sixth Business Day after posting it; or
17.2.4	if sent by fax, when confirmation of its transmission has been recorded by the relevant fax machine of any of the Sellers,

provided that, if it is delivered personally or sent by fax on a day which is not a Business Day or after 4 p.m. on a Business Day, it will instead be deemed to have been given or made on the next Business Day.

17.3	Save as such person may from time to time notify to the parties, the addresses referred to in clause 17.1 are:

The Institutional Sellers’ Representative

To:	Dunedin Capital Partners Limited
Address:	10 George Street, Edinburgh EH2 2DW
For the attention of:	Brian Scouler
Fax:	0131 718 2300

Uberior’s Representative

To:	Uberior Trading Limited
Address:	Level 1, Citymark, 150 Fountain Bridge
Edinburgh, EH3 9PE
For the attention of:	Russell Leaker
Fax:	0131 659 0596

The Warrantors’ Representative

To:	David Turnbull

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Address:	Westwood, 29 Westwood Road,
Beverley, East Riding, Yorkshire,
HU1 8EN
Fax:	01636 822024

With a copy in each case to:

To:	HBJ Gateley Wareing LLP
Address:	One Eleven
Edmund Street
Birmingham B3 2HJ
For the attention of:-	Paul Hayward
Fax:	+44 (0) 121 234 0003

The Buyer

To:	Champion Enterprises, Inc.
Address:	2701 Cambridge Court, Suite 300, Auburn Hills, MI 48326
For the attention of:	General Counsel
Fax:	001 248 340 7773
With a copy to the Buyer’s Solicitors:
To:	Eversheds LLP
Address:	Senator House
85 Queen Victoria Street
London EC4V 4JL

	For the attention of:	Robin Johnson
	Fax:	+44 (0) 207 919 4919
17.4

Any notice or other communication served on the Institutional Sellers’ Representative or the Warrantors’ Representative, will be treated as validly given to all the Institutional Sellers (other than Uberior) or to all of the Warrantors respectively.

17.5	Any notice or other communication addressed to a deceased Warrantor or to a deceased Warrantor’s personal representatives, notwithstanding that no grant of

41

representation has yet been made in respect of such Warrantor’s estate, at the Warrantor’s address in accordance with the foregoing provisions of this clause or at such other address as may have been notified by the personal representatives in writing to the sender as being their address for service, and otherwise served in accordance with the foregoing provisions, will be deemed valid service to that Warrantor.

17.6	The provisions of this clause will not apply, in the case of service of court documents, to the extent that such provisions are inconsistent with the Civil Procedure Rules.
18.	INSTITUTIONAL SELLERS’, UBERIOR’S AND WARRANTORS’ REPRESENTATIVE
18.1

The Institutional Sellers (other than Uberior) hereby appoint Brian Scouler as their representative who may authorise the making of any consent, approval or request expressed to be made on behalf of those Institutional Sellers to the Buyer and all matters relating to the Retention, the Retention Account and the Retention Instruction Letter pursuant to the terms of this Agreement. The Institutional Sellers (other than Uberior) may by unanimous decision appoint a replacement Institutional Sellers’ Representative provided that the Buyer has been given 7 Business Days’ prior written notice of such appointment. and all matters relating to the Retention, the Retention Account and the Retention Instruction Letter

18.2

Uberior hereby appoints Russell Leaker as its representative who may authorise the making of any consent, approval or request expressed to be made on behalf of it to the Buyer and all matters relating to this Agreement. Uberior may appoint a replacement Uberior Representative provided that the Buyer has been given 7 Business Days’ prior written notice of such appointment.

18.3

The Warrantors hereby appoint David Turnbull as their representative who may authorise the making of any consent, approval or request expressed to be made on behalf of the Warrantors to the Buyer and all matters relating to the Retention, the Retention Account and the Retention Instruction Letter pursuant to the terms of this Agreement. The Warrantors may by unanimous decision appoint a replacement Warrantors’ Representative provided that the Buyer has been given 7 Business Days’ prior written notice of such appointment.

19.	ASSIGNMENT
19.1	Subject to clause 19.2 and 19.3, the Buyer may assign (in whole or in part) the benefit of this Agreement to any member of the Buyer’s Group by notice in writing to the Sellers.
19.2	The Buyer acknowledges and agrees that the Sellers shall not be liable to any assignee or transferee to the extent that any liability would not have arisen,

42

been incurred or increased had the relevant assignment or transfer not taken place.

19.3	Any assignment under clause 19.1 is on the condition that:
19.3.1	any such assignee remains part of the Buyer’s Group;
19.3.2	before such assignee ceases to be a member of the Buyer’s Group the benefit of this Agreement is reassigned to the Buyer or a continuing member of the Buyer’s Group; and
19.3.3	no assignment shall relieve the Buyer of any of its obligations under this Agreement.
19.4

In addition to clause 19.1, the Buyer may assign the benefit of, or any of its rights under, this Agreement with the prior consent of the Sellers (such consent not to be unreasonably withheld or delayed).

19.5	Each Seller may assign the benefit of, or any of their rights under, this Agreement with the prior consent of the Buyer (such consent not to be unreasonably withheld or delayed).
20.	FURTHER ASSURANCE
20.1

Each Seller will do on his own behalf, or procure (in the case of the Warrantors only) the doing of, at the cost of the Buyer and for a period of 12 months following Completion all acts and things and execute, or procure the execution of, all documents as the Buyer reasonably considers necessary to vest title to the shares in the Buyer.

20.2	The Buyer will do, or procure the doing of:
20.2.1

at the cost of the Warrantors and for a period of 26 months following Completion, or acts and things and execute, or procure the execution of, all documents as the Sellers reasonably consider necessary to give effect to Schedules 7 and 10; and

20.2.2

at the cost of the Participating Warrantors and for a period of 48 months following Completion, all acts and things and execute or procure the execution of, all documents as the Participating Warrantors reasonably consider necessary to give effect to Schedule 8.

21.	RIGHTS OF THIRD PARTIES

Each Group Member has the right to enforce only clauses 12, 13, 14, 15 and 23.6 of this Agreement, and each person referred to in clauses 13.2.2, 13.2.3, 13.2.8 and 14.2.2 has the right to enforce those clauses, in any case in accordance with the provisions of the Contracts (Rights of Third Parties) Act

43

1999. Except as stated in this clause, the parties to this Agreement do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

22.	ENTIRE AGREEMENT

This Agreement and the documents referred to in it constitute the entire agreement between the parties and supersedes any previous agreement, understanding, undertaking or arrangement of any nature whatsoever between the parties relating to the subject matter of this Agreement. It is agreed that:

22.1	no party has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other party which is not expressly set out or referred to in this Agreement;
22.2

a party may claim in contract for breach of Warranty under this Agreement but shall have no claim or remedy of misrepresentation (whether negligent or otherwise, and whether made before or in this Agreement) or untrue statement made by any other party;

22.3	this clause 22 shall not exclude any liability or remedy for fraud or fraudulent misrepresentation by a party; and
22.4	save as expressly set out in this Agreement no party shall owe any duty of care to any other party.
23.	GENERAL
23.1	Unless otherwise provided, any outstanding obligation contained in this Agreement will remain in force notwithstanding Completion.
23.2

Failure or delay by any party in exercising any right or remedy under this Agreement will not in any circumstances operate as a waiver of it, nor will any single or partial exercise of any right or remedy in any circumstances preclude any other or further exercise of it or the exercise of any other right or remedy.

23.3

Any waiver of any breach of, or any default under, any of the terms of this Agreement will not be deemed a waiver of any subsequent breach or default and will in no way affect the other terms of this Agreement.

23.4

Any party may release or compromise the liability of, or grant time or any other indulgence to, any other person who is a party to this Agreement without in any way prejudicing or affecting the liability (whether joint and several or otherwise) of any other person who is a party to this Agreement.

23.5

Except as required by law, all payments by the Sellers pursuant to this Agreement will be made free and clear of all deductions and withholdings whether in respect of Taxation (as defined in Schedule 4) or otherwise. If any

44

deduction or withholding is required by law to be made from any payment by the Sellers pursuant to this Agreement which is not governed by (otherwise than pursuant to the provisions of Schedule 4) or if (ignoring any available relief or allowance) the Buyer is subject to Taxation in respect of any such payment which is not governed by the provisions of Schedule 4 then the Sellers will pay to the Buyer such additional amount as is necessary to ensure that the net amount received and retained by it (after taking account of such deduction or withholding or Taxation) is equal to the amount which it would have received and retained had the payment in question not been subject to the deduction or withholding or Taxation save that, where the benefit of this Agreement has been assigned novated or transferred by the Buyer, the liability of the Sellers under this clause 23.5 shall be no greater than if the payment were made to the Buyer.

23.6	Subject to clause 23.8 and 23.9, the rights and remedies expressly provided for by this Agreement will not exclude any rights or remedies provided by law.
23.7	No variation of this Agreement will be valid unless it is in writing and signed by or on behalf of each party to this Agreement but no variation will require the consent of any Group Member.
23.8

The Buyer acknowledges that, save in the case of fraud or dishonesty on the part of any Seller, its sole remedy for a breach of any Warranty or a breach of an warranty under clauses 7.1.1 and 7.1.2 or a breach of clause 11 shall be damages for breach of contract and the Buyer waives any other right, power or remedy which it might otherwise have in relation to such breaches.

23.9

Save for a Material Adverse Change prior to Completion, no breach of any term of this Agreement shall entitle the Buyer to rescind the Agreement and the Buyer waives all rights of rescission in respect of this Agreement howsoever arising.

24.	GOVERNING LAW AND JURISDICTION
24.1	The formation, existence, construction, performance, validity and all aspects whatsoever of this Agreement or of any term of this Agreement will be governed by the law of England and Wales.
24.2

Subject to clause 24.3 below the courts of England and Wales will have non-exclusive jurisdiction to settle any dispute which arises out of or in connection with this Agreement. The parties irrevocably agree to submit to that jurisdiction.

24.3

The Buyer’s Guarantor shall at all times maintain an agent for service of process in England. Such agent shall be the Buyer’s Solicitors. Any claim form, judgement or other notice of legal process shall be sufficiently served on the Buyer’s Guarantor if delivered to such agent at its address set out in clause 17.3. The Buyer’s Guarantor hereby undertakes not to revoke the authority of such agent, and if for any reason such agent no longer serves as agent of the

45

Buyer’s Guarantor to receive service of process, the Buyer’s Guarantor shall promptly appoint another person as their agent (with an address for service within the jurisdiction of the English courts) and notify the Sellers of such appointment.

25.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which when executed and delivered will be an original.

26.	EXECUTION

The parties have shown their acceptance of the terms of this Agreement by executing it at the end of the Schedules.

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SCHEDULE 8

PROVISIONS RELATING TO THE ADDITIONAL LOAN NOTE CONSIDERATION

1.	Interpretation
1.1	In this Schedule the following expressions shall have the following meanings unless inconsistent with the context:
“Acquired Businesses”	any business, assets, undertaking, company or entity of any other description acquired by the Group on or after Completion
“Acquisition Debt”	any indebtedness of the Group to third parties from time to time after Completion which is in the nature of borrowings relating to any Acquired Businesses
“Annual Commencement Debt Amount”	in Year One, the sum of £31,000,000 and then: (iii) in Year Two, the Year One Net Debt; and (iv) in Year Three, the Year Two Net Debt; and (v) in Year Four, the Year Three Net Debt
“Auditors”	PricewaterhouseCoopers LLP of Benson House, 33 Wellington Street, Leeds LS1 4JP (or such other firm as the Company may from time to time appoint as auditors)
“Capital Expenditure”

any capital expenditure incurred in the normal course of the Group’s business (net of any proceeds on the disposal of any fixed assets) as both are shown in the audited financial statements of the Group for the relevant period

139

“Cashflow Items”

in respect of each of Year One, Year Two, Year Three and Year Four (as the case may be), the sum of the following arising in the relevant period:

(i)                                   Capital Expenditure; and

(ii)                                  Plus any Change in Working Capital that is an increase or minus any Change in Working Capital that is a decrease

“Change”

any increase or decrease in respect of a figure shown in the audited financial statements of the Group for any period when compared against the same or the equivalent figure as shown in the audited financial statements of that company for the immediately preceding financial period save that:

(i)                                   in respect of the calculation of Change in Working Capital for Year One, the increase or decrease shall be calculated by comparing the figures shown in Normalised Working Capital at the end of Year One against the Completion Normalised Working Capital; and

(ii)                                  in respect of the calculation of Change in Working Capital for Year Two, Year Three and Year Four, the increase or decrease shall be calculated by comparing the Normalised Working Capital at the start of the relevant year against the Normalised Working Capital at the end of that year

“Completion Normalised Working Capital”	-£9,000,000 (negative nine million pounds sterling) being the estimate of the normalised Working Capital at the date of Completion

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“EBITDA”

earnings of the Group and any acquired Businesses before interest, tax, depreciation and amortisation as shown in the audited financial statements of the Group for the relevant period as adjusted, if required, by the provisions of paragraph 3

“Effective Tax Rate”	70%
“Equity Value Before Net Debt”	in respect of each of Year One, Year Two, Year Three and Year Four (as the case may be), applying a multiple of 8.5 to the Qualifying Annual Cashflow for the relevant year

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“Forfeiture Event”

any of the following events:

(i)                                   resignation or cessation of the Participating Warrantor as an employee of the Buyer (or any subsidiary of the Buyer) unless they remain an employee of the Buyer or any other subsidiary of the Buyer other than on grounds of death, serious ill health or permanent disability to the effect that they can no longer perform their duties as an employee or director (as appropriate) to the standard reasonably expected of them and as certified by a qualified, independent medical practitioner approved by the Buyer, such forfeiture event being the date of service of such resignation;

(ii)                                  termination by the Buyer (or any subsidiary of the Buyer) unless they remain an employee of the Buyer or any other subsidiary of the Buyer of any service agreement between the Participating Warrantor and the Buyer (or the relevant subsidiary) either:

(a)         in accordance with the terms of such service agreement; or

(b)         if not specifically set out in the relevant service agreement, as a result of any fraud, theft or other offences of dishonesty which the Participating Warrantor has committed,

the forfeiture event in either case being the date of such termination

“Independent Accountant”

a single independent chartered accountant of at least ten years’ qualification or an independent firm of chartered accountants to be agreed upon between the Sellers and the Buyer or (in default of such agreement) to be selected (at the instance of either of them) by the President for the time being of the Institute of Chartered Accountants in England and Wales

“Normalised Working Capital”

the average of the month end Working Capital (as shown in the management accounts of the Group for the relevant period) for the period of six months ending on the last day of each of Year One, Year Two, Year Three or Year Four (as the case may be)

“Participating Warrantors’ Accountants”	PwC of Benson House, 33 Wellington Street, Leeds, LS1 4JP (or such other firm as the Warrantors may notify to the Buyer)

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“Participating Warrantor’s Percentage”	the percentage set out against the relevant Participating Warrantor in column 7 of Part 2 of Schedule 1
“Qualifying Annual Cashflow”

(i)                                   in respect of Year One shall mean the amount calculated in accordance with paragraph 2.1.3;

(ii)                                  in respect of Year Two shall mean the amount calculated in accordance with paragraph 2.2.3;

(iii)                                 in respect of Year Three shall mean the amount calculated in accordance with paragraph 2.3.3;

(iv)                                in respect of Year Four shall mean the amount calculated in accordance with paragraph 2.4.3

“Stock”	as defined in clause 1.1
“Working Capital”

in respect of each of Year One, Year Two, Year Three and Year Four, the sum of Stock, Working Capital Debtors and Working Capital Creditors (in each case as such amounts are stated in the relevant management accounts)

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“Working Capital Creditors”

(i)                                   all amounts owing to trade creditors by the Group in respect of goods or services supplied to the Group at the appropriate time (whether or not invoiced and whether or not then due and payable and including all accruals)

(ii)                                  all payments received by any Group Member from any customer on account and in respect of goods and services not yet provided by the Group

(iii)                                 all taxes, duties, imposts or levies relating to goods or services supplied by the Group or the employees of the Group (other than, for the avoidance of doubt, corporation tax) and all social security or other similar payments owed or owing by the Group

(iv)                                all other creditors usually stated or included in the audited financial statements of the Group,

but excluding, in all cases, any amount included in the definition of Debt and/or Capital Expenditure

For the avoidance of doubt, creditors shall be reduced for payments which have been sent to suppliers but not yet cleared by the bank

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“Working Capital Debtors”

(i)                                   all amounts owing to the Group by trade debtors in respect of goods or services supplied by the Group at the appropriate time (whether or not invoiced and whether or not then due and payable)

(ii)                                  all amounts recoverable by the Group on contracts between the Group and any third party

(iii)                                 all prepayments by the Group and all accrued income of the Group

(iv)                                all other debtors usually stated or included in the audited financial statements of the Group

For the avoidance of doubt, debtors shall be reduced for any payment received by the Group but not yet cleared by the bank

“Year One”	the period commencing on 1 January 2006 and ending on 30 December 2006
“Year One Net Debt”	the amount calculated pursuant to paragraph 2.1.2
“Year One Normalised Prepaid Income”

the average of the monthly income received by the Group as cash from any customer in respect of goods or services not yet provided, as derived from the 12 sets of monthly management accounts of the Group in respect of Year One

“Year Two”	the financial year of the Company ending on 29 December 2007
“Year Two Net Debt”	the amount calculated pursuant to paragraph 2.2.2
“Year Three”	the financial year of the Company ending on 3 January 2009
“Year Three Net Debt”	the amount calculated pursuant to paragraph 2.3.2
“Year Four”	the financial year of the Company ending on 2 January 2010
“Year Four Net Debt”	the amount calculated pursuant to paragraph 2.4.2
1.2

where any number or amount is expressed as a negative number or amount and/or is preceded by the minus sign or a calculation results in a negative number or amount and such negative number or amount is to be subtracted from another number or amount (whether positive or negative), then, applying the general rule of arithmetic, the equivalent positive number or amount shall be added to that other number or amount (e.g. 3--10 = (3+10) = 13).

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2.	Calculation of Additional Loan Note Consideration
2.1	Year One Additional Loan Note Consideration
2.1.1	The Year One Additional Loan Note Consideration will be calculated by:
2.1.1.1	deducting from the Equity Value Before Net Debt the Year One Net Debt; and
2.1.1.2	applying a multiple of 0.25 to the sum produced by paragraph 2.1.1.1; and
2.1.1.3	for each Participating Warrantor, multiplying the sum produced by paragraph 2.1.1.2 by the Participating Warrantor’s Percentage.
2.1.2	The Year One Net Debt will be calculated by deducting from the Annual Commencement Debt Amount the amount of Year One Debt Adjusting Cashflow and adding Acquisition Debt as at the end of Year One.
2.1.3	The Qualifying Annual Cashflow for Year One will be calculated by:
2.1.3.1	multiplying the EBITDA in respect of Year One by the Effective Tax Rate; and
2.1.3.2	deducting from the sum produced by paragraph 2.1.3.1 the Cashflow Items in respect of Year One.
2.1.4	The Year One Debt Adjusting Cashflow will be calculated by:
2.1.4.1	calculating EBITDA for the period from Completion to 30 December 2006 and multiplying the result by the Effective Tax Rate; and
2.1.4.2	deducting from the sum produced by paragraph 2.1.4.1 the Cashflow Items in respect of the period from Completion to 30 December 2006.
2.2	Year Two Additional Loan Note Consideration
2.2.1	The Year Two Additional Loan Note Consideration will be calculated by:
2.2.1.1	deducting from the Equity Value Before Net Debt the Year Two Net Debt; and
2.2.1.2	applying a multiple of 0.25 to the sum produced by paragraph 2.2.1.1; and

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	2.2.1.3	for each Participating Warrantor, multiplying the sum produced by paragraph 2.2.1.2 by the Participating Warrantor’s Percentage.
2.2.2

The Year Two Net Debt will be calculated by deducting from the Annual Commencement Debt Amount the amount of Qualifying Annual Cashflow for Year Two and adding Acquisition Debt as at the end of Year Two.

2.2.3	The Qualifying Annual Cashflow for Year Two will be calculated by:
	2.2.3.1	multiplying the EBITDA in respect of Year Two by the Effective Tax Rate; and
	2.2.3.2	deducting from the sum produced by paragraph 2.2.3.1 the Cashflow Items in respect of Year Two.
2.3	Year Three Additional Loan Note Consideration
2.3.1	The Year Three Additional Loan Note Consideration will be calculated by:
	2.3.1.1	deducting from the Equity Value Before Net Debt the Year Three Net Debt; and
	2.3.1.2	applying a multiple of 0.25 to the sum produced by paragraph 2.3.1.1; and
	2.3.1.3	for each Participating Warrantor, multiplying the sum produced by paragraph 2.3.1.2 by the Participating Warrantor’s Percentage.
2.3.2

The Year Three Net Debt will be calculated by deducting from the Annual Commencement Debt Amount the amount of Qualifying Annual Cashflow for Year Three and adding Acquisition Debt as at the end of Year Three.

2.3.3	The Qualifying Annual Cashflow for Year Three will be calculated by:
	2.3.3.1	multiplying the EBITDA in respect of Year Three by the Effective Tax Rate; and
	2.3.3.2	deducting from the sum produced by paragraph 2.3.3.1 the Cashflow Items in respect of Year Three.
2.4	Year Four Additional Loan Note Consideration
2.4.1	The Year Four Additional Loan Note Consideration will be calculated by:

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		2.4.1.1	deducting from the Equity Value Before Net Debt the Year Four Net Debt; and
		2.4.1.2	applying a multiple of 0.25 to the sum produced by paragraph 2.4.1.1; and
		2.4.1.3	for each Participating Warrantor, multiplying the sum produced by paragraph 2.4.1.2 by the Participating Warrantor’s Percentage.
2.4.2

The Year Four Net Debt will be calculated by deducting from the Annual Commencement Debt Amount the amount of Qualifying Annual Cashflow for Year Four and adding Acquisition Debt as at the end of Year Four.

	2.4.3	The Qualifying Annual Cashflow for Year Four will be calculated by:
		2.4.3.1	multiplying the EBITDA in respect of Year Four by the Effective Tax Rate; and
		2.4.3.2	deducting from the sum produced by paragraph 2.4.3.1 the Cashflow Items in respect of Year Four.
3.	Adjustment of EBITDA
3.1	EBITDA for each relevant period shall be adjusted so far as necessary to take account of the following matters occurring in respect of that period:
3.1.1

any changes made to the accounting policies or principles in the agreed form or any inconsistency between the accounting bases, policies, methodologies, treatments and categorisations of accounting applied in the calculation of EBITDA for the relevant period and the accounting bases, policies, methodologies, treatments and categorisations applied in the calculation of EBITDA in the Accounts, unless otherwise agreed in writing between the Participating Warrantors and the Buyer;

	3.1.2	profits and losses shall be calculated after exceptional items and before extraordinary items (as defined in Financial Reporting Standard number 3 adopted by the Accounting Standards Board);
3.1.3

any management, administration or like charge made by the Buyer will be excluded from the calculation of EBITDA, save for any charge in respect of services which are requested by the Participating Warrantors or which are made the Buyer and the Participating Warrantors do not object to such change within 20 Business Days and are provided on an

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arm’s length basis (excluding one-off costs as a result of the transactions contemplated by this Agreement);

3.1.4

in respect of any transaction between the Buyer and the Group or any member of the Group which is not at arm’s length, there shall be substituted terms which are at arm’s length and “transaction” shall include without limitation:

		3.1.4.1	the lending or borrowing of money, and/or being party to any bank netting arrangement for the purposes of calculating interest;
		3.1.4.2	the payment of remuneration or fees to any person who does not work full-time on the affairs of the Group; and
		3.1.4.3	the granting of assistance and facilities, including the secondment of employees and the sharing or leasing of premises; and
	3.1.5	any other adjustment made pursuant to any agreement in writing between the Participating Warrantors and the Buyer.
4.	Buyer Covenants
4.1	Notwithstanding any other provision of this Schedule, from the date of this Agreement until the expiry of Year Four, the Buyer agrees that it shall support and promote the business of the Group.
4.2

The Buyer further agrees that it shall not and shall procure that the Group shall not take any steps during the period commencing on the date of this Agreement and ending at the expiry of Year Four which are taken deliberately and with the intention of reducing the amount of the Additional Loan Note Consideration for those Participating Warrantors entitled to Additional Loan Note Consideration at the relevant time.

4.3

The Buyer covenants with the Participating Warrantors (until such time as a Participating Warrantor is subject to a Forfeiture Event at which time this covenant to that Participating Warrantor shall cease to apply and that Participating Warrantor shall and hereby does immediately release the Buyer from this covenant) that during the period commencing on Completion and ending on 2 January 2010 the Buyer will procure so far as it is reasonably able that none of the following will occur in respect of the Company or any Group Member unless otherwise agreed in writing by those Participating Warrantors:

	4.3.1	any material change in the nature of scope of the business of, or the goods dealt in or services rendered by the Group;

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4.3.2	develop or acquire any business or company that competes with the business of the Group;
4.3.3

the removal of the Participating Warrantor from his office and employment as director and employee of the Company or any Group Member (if applicable) save in accordance with the service contract executed by that Participating Warrantor with the Company on or about the date of this Agreement;

4.3.4	the sale or other disposal of the whole or any substantial part of its undertaking or assets (other than on the written advice of a licensed insolvency practitioner);
4.3.5

the presentation of a petition for its liquidation or the passing of any resolution for its winding up unless on the written advice of a licensed insolvency practitioner the relevant Group Member is insolvent and such action is necessary to ensure that all directors of the Company or the relevant Group Member comply with their obligations under the Insolvency Act 1986;

4.3.6

the appointment of a receiver or receiver and manager or administrator over the whole or any part of its assets or undertakings, but subject to the requirements and duties of any director under the provisions of the Insolvency Act 1986;

4.3.7	the payment of any amount standing to the credit of any share premium account or capital redemption reserve fund;
4.3.8

the issue of any debenture, debenture stock or loan stock or any loan note (other than a Loan Note), or the making of any borrowing whatsoever apart from normal trade credit and borrowing from bankers at commercial rates of interest then prevailing;

4.3.9	the giving of any guarantee, indemnity or security in respect of the obligations of any person other than the Company or any Group Member;
4.3.10	any change in the accounting policies normally adopted by it save for such change as may be required from time to time to comply with legal requirements or UK GAAP;
4.3.11	any transfer to the Group of any onerous or unprofitable activity, undertaking or obligation of the Buyer, or of any third party in return for which the Buyer receives a benefit; and/or

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4.3.12	the diversion of any order or business opportunity from the Company or any Group Member to the Buyer or any company in the Buyer’s group of companies, provided that, notwithstanding the foregoing provisions of this paragraph, the Buyer shall be entitled to take such action in relation to the Company or any Group Member as the directors of the Buyer (acting in good faith) shall from time to time consider reasonably necessary in order to safeguard the Buyer’s investment in the Company or otherwise to enable the Buyer to comply with its responsibilities to its shareholders or the regulations and requirements of any regulatory authority.

4.4

Without prejudice to any other right or remedy of the Participating Warrantors, it is the Buyer’s current intention that David Turnbull shall report directly to William Griffiths (or the President and Chief Executive Officer of the Buyer’s Guarantor for the time being) from the date of this Agreement with respect to the operation and performance of the Group and that no joint marketing, research and development or infrastructure expenditure shall be imposed by the Buyer or the Buyer’s Guarantor on the Group without the prior written consent of David Turnbull.

5.	Participating Warrantors’ Consents

The Participating Warrantors irrevocably confirm that where any provision of this Schedule contemplates the consent or approval of the Participating Warrantors the Buyer may rely on any consent or approval given by David Turnbull. If David Turnbull is subject to a Forfeiture Event, the remaining Participating Warrantors shall, within 30 Days of such Forfeiture Event, nominate a Participating Warrantor to take the place of David Turnbull, such nomination to be approved by the Buyer (not to be unreasonably withheld). The Participating Warrantors may from time to time nominate a different Participating Warrantor to take the place of David Turnbull (or his replacement) such nominated Participating Warrantor to be approved by the Buyer (not to be unreasonably withheld).

6.	Procedure
6.1

The Buyer shall procure that in addition to the audited accounts for the Group, the Auditors shall, if required, also review adjusted accounts prepared by the Participating Warrantors for each of Year One, Year Two, Year Three and Year Four which are prepared in accordance with the bases and policies of accounting as set out in paragraph 3.

6.2

The Buyer shall procure that as soon as reasonably practicable following the completion and delivery of the audited accounts (and, if required, the adjusted accounts referred to in paragraph 6.1) for the Group for each of Year One, Year Two, Year Three and Year Four (as the case may be) and in any case within 30

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Days thereof, the Buyer will prepare and deliver to the Participating Warrantors a calculation of the Additional Loan Note Consideration for Year One, Year Two, Year Three or Year Four (as the case may be) showing the application of the relevant provisions of paragraph 2 and paragraph 3 of this Schedule together with all working papers of the Buyer used in the preparation of this calculation.

6.3

The Participating Warrantors will review the calculation of the Additional Loan Note Consideration for Year One, Year Two, Year Three or Year Four (as the case may be) as delivered by the Buyer, such review to be completed within 30 Days of such delivery. The Participating Warrantors will notify the Buyer by written notice within such period whether or not they accept them as complying with paragraph 2 and paragraph 3 of this Schedule. The Buyer will ensure that the Participating Warrantors and, where requested, the Participating Warrantors’ Accountants are given access as soon as reasonably practicable after delivery of the calculation of the Additional Loan Note Consideration for Year One, Year Two, Year Three or Year Four (as the case may be) to all additional information relating to the calculation of the Additional Loan Note Consideration which they require to enable the Participating Warrantors to make their decision. If the Participating Warrantors do not so notify the Buyer within 30 Days of delivery of the calculation of the Additional Loan Note Consideration for Year One, Year Two, Year Three or Year Four (as the case may be) then the Participating Warrantors will be deemed to have accepted the calculation of the Additional Loan Note Consideration for Year One, Year Two, Year Three or Year Four (as the case may be) as compliant with paragraph 2.

6.4	If the Participating Warrantors notify the Buyer of any objection pursuant to paragraph 6.4 then:
6.4.1

the Participating Warrantors will procure that they set out in reasonable detail their reasons for such non acceptance and (to the extent possible) specify the adjustments that in their opinion should be made to the calculation of the Additional Loan Note Consideration for Year One, Year Two, Year Three or Year Four (as the case may be) in order that they comply with paragraph 2 of this Schedule and provide such supporting evidence as is then available to them for each such adjustment;

6.4.2

(subject to professional privilege) the Participating Warrantors will procure that the Participating Warrantors’ Accountants provide the Buyer and the Auditors with access to all such documents and working papers relating to their preparation of the reasons for non-acceptance and proposed adjustments to the calculation of the Additional Loan Note Consideration for Year One, Year Two, Year Three or Year Four (as the case may be) referred to in paragraph 6.5.1; and

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	6.4.3	the Participating Warrantors and the Buyer will use all reasonable endeavours to reach agreement upon the adjustment needed to meet the objections of the Participating Warrantors’ Accountants.
6.5

If the Participating Warrantors’ Accountants and the Auditors do not reach agreement within 30 Days after service of the Participating Warrantors’ notice of non-acceptance under paragraph 6.4 then any party may refer the matters in dispute to an Independent Accountant to be agreed between the parties. If the parties are unable to agree on the appointment of the Independent Accountant after a further 5 Business Days, the Independent Accountant will be appointed, on the application of either party, by the President or other senior officer for the time being of the Institute of Chartered Accountants in England and Wales.

6.6	The Independent Accountant will act on the following basis:
	6.6.1	the Independent Accountant will act as an expert and not as an arbitrator;
	6.6.2	the Independent Accountant’s terms of reference will be to determine the remaining matters in dispute between the parties;
6.6.3

the parties will each provide the Independent Accountant with all information relating to the matter which the Independent Accountant reasonably requires and the Independent Accountant will be entitled (to the extent he considers appropriate) to base his determination on such information and on the accounting and other records of the Group;

	6.6.4	the decision of the Independent Accountant is, in the absence of fraud or manifest error, final and binding on the parties;
	6.6.5	the parties will each pay one half of the Independent Accountant’s costs or as the Independent Accountant may determine;
	6.6.6	except to the extent that the parties agree otherwise or otherwise set out in this paragraph 6.7, the Independent Accountant will determine its own procedure and will determine only:
6.6.6.1

whether any of the arguments for the alteration of the calculation of the Additional Loan Note Consideration for Year One, Year Two, Year Three or Year Four (as the case may be) put forward in the Participating Warrantors’ non-acceptance notice are correct in whole or in part; and

		6.6.6.2	if so, what alterations should be made to the calculation of the Additional Loan Note Consideration for Year One, Year

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Two, Year Three or Year Four (as the case may be) in order to correct the relevant inaccuracy in it;

	6.6.7	the Independent Accountant will apply the accounting principles as set out in paragraph 3;
	6.6.8	the procedure of the Independent Accountant will:
6.6.8.1

give the parties a reasonable opportunity to make written representations to it (including, for the avoidance of doubt, further representations or arguments not previously made by one party to the other); and

		6.6.8.2	require that each party supply the other with a copy of any written representations or arguments at the same time as they are made to the Expert;
6.6.9

determination of the Independent Accountant will be made in writing and made available for collection by each of the parties at the offices of the Independent Accountant at such time as it will determine.

6.7

If a Participating Warrantor would not be entitled to receive any Additional Loan Note Consideration pursuant to paragraph 7, he shall not be entitled to any of the rights afforded to him under this paragraph 6.

6.8

The Buyer and the Participating Warrantors acknowledge that the document attached at Appendix 3 is for illustrative purposes only but represents a fair calculation of the way in which this schedule is intended to operate and agree that the Independent Accountant is entitled to use and rely on this document in making any determination in accordance with this paragraph 6 but in the event of any conflict between the provisions of this Schedule 8 and Appendix 3, the provision of Schedule 8 shall prevail.

7.	Payment of Additional Loan Note Consideration
7.1

Subject to paragraph 7.2, the Additional Loan Note Consideration in respect of Year One, Year Two, Year Three and Year Four will in each case be satisfied by the issue of a Loan Note fully paid to each of the Participating Warrantors in the proportions set out in paragraph 7.5.

7.2

Subject to paragraphs 7.3 and 8, if in respect of any Participating Warrantor a Forfeiture Event shall occur at any time on or before 31 December 2008, that Participating Warrantor shall immediately and automatically cease to be entitled to participate in any Additional Loan Note Consideration issued after the occurrence of such Forfeiture Event (but, for the avoidance of doubt, any Loan Note which has been issued to that Participating Warrantor before the date on

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which the Forfeiture Event occurs and which remains unpaid on the occurrence of the Forfeiture Event shall be payable in full by the Buyer in accordance with the terms of the Loan Note).

7.3

Notwithstanding the provisions of paragraph 7.2, the Buyer may in its absolute discretion elect to waive the effect of paragraph 7.2 at any time and permit the relevant Participating Warrantor to continue to participate in the Additional Loan Note Consideration as if the Forfeiture Event had not occurred. The waiver by the Buyer of the effect of paragraph 7.2 in respect of one Forfeiture Event shall not require the Buyer so to waive its effect in respect of further Forfeiture Events whether relating to the same Participating Warrantor or to different Participating Warrantors.

7.4	For the avoidance of doubt:
7.4.1

the termination of the entitlement of any Participating Warrantor to participate in the Additional Loan Note Consideration shall not increase the percentage participation of the other Participating Warrantors; and

7.4.2

if a Forfeiture Event shall occur at any time after 31 December 2008, the Participating Warrantor in question shall continue to be entitled to participate in the Additional Loan Note Consideration notwithstanding such Forfeiture Event.

7.5	Subject to paragraph 7.2, the amount of Loan Notes that each of the Participating Warrantors shall be entitled to receive shall be calculated:
	7.5.1	in respect of Year One, in accordance with paragraph 2.1.1.3;
	7.5.2	in respect of Year Two, in accordance with paragraph 2.2.1.3;
	7.5.3	in respect of Year Three, in accordance with paragraph 2.3.1.3; and
	7.5.4	in respect of Year Four, in accordance with paragraph 2.4.1.3;
7.6

The Buyer shall issue to the Participating Warrantors (or such of them as the case may be) the Loan Notes as soon as reasonably practicable and in any event within 30 Days of the Additional Loan Note Consideration for Year One, Year Two, Year Three or Year Four (as the case may be) being agreed between the parties or otherwise determined in accordance with the provisions of paragraph 6. If any of such Loan Notes are not issued to the relevant Participating Warrantors within such period, the Buyer shall be required to pay interest on the relevant amount of the Loan Notes which have not been issued from such date to the date on which the relevant Loan Note is actually issued at the rate set out at clause 16 of the Agreement. The amount of any interest so payable shall be

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incorporated within the aggregate principal amount of the Loan Note to be issued to the relevant Participating Warrantors.

8.	Payment of Additional Loan Note Consideration notwithstanding Cessation of Employment
8.1

If, and notwithstanding that, a Participating Warrantor is subject to a Forfeiture Event, the Buyer shall issue to such Participating Warrantor in each of Year One, Year Two, Year Three and Year Four the lower of (a) the amount that such Participating Warrantor would have been entitled to receive had he not been subject to a Forfeiture Event and (b):

	8.1.1	in relation to David John Turnbull, £409,500;
	8.1.2	in relation to Terrance John Pallant, £204,750;
	8.1.3	in relation to Sean Philip Harley, £204,750;
	8.1.4	in relation to Paul Stephen Hudson, £29,250; and
	8.1.5	in relation to Lee Braithwaite, £14,625.
9.	Year One Normalised Prepaid Income
9.1

The Buyer agrees that, at the same time as the calculation of the Additional Loan Note Consideration in respect of Year One, the Buyer shall in addition prepare a calculation of the Year One Normalised Prepaid Income. The Buyer and the Participating Warrantors shall be entitled to agree the Year One Normalised Prepaid Income in accordance with the provisions of paragraph 6.

9.2

If the Year One Normalised Prepaid Income is a positive figure less than £280,000, an amount equal to the difference will be paid to the Buyer by the Sellers in the proportions set out against their respective names in column 3 of Parts 1 and 2 of Schedule by payment out of Retention A. For the avoidance of doubt, the maximum aggregate liability of the Sellers pursuant to this paragraph 9 shall be £280,000.

9.3	If the Year One Normalised Prepaid Income is equal to or greater that £280,000, no payment shall be due from the Buyer to the Sellers.

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SCHEDULE 10

ADJUSTMENT OF PROVISIONAL INITIAL CASH CONSIDERATION

1.	Statement
1.1

After Completion, Lee Braithwaite as an employee of the Buyer will prepare in accordance with the provisions of this Schedule 10 a draft Statement which will be in the format set out in Appendix 3 and which will be reviewed and approved by Kevin Wheat in his capacity as an employee of the Buyer.

1.2	The Statement will be prepared (subject as otherwise provided) in the following order of priority:
	1.2.1	adopting the accounting bases, principles, policies, treatments and categorisations applied for the purposes of the Accounts; and
	1.2.2	to the extent there is no conflict with paragraph 1.2.1, in accordance with the historical cost convention and with UK GAAP.
1.3	The calculation of the Actual Net Debt will be made on the basis of a full provision for Tax arising on or before Completion but shall not include any provision for deferred Tax.
1.4	Debt will be determined using the procedures set out in Appendix 1.
2.		Procedure
2.1	Within 30 Business Days after the date of Completion the Buyer will deliver to the Sellers a working draft of the Statement (if available).
2.2

Within 60 Business Days after the date of Completion the Buyer will prepare and deliver to the Sellers a final draft of the Statement together with all working papers used by the Buyer in preparing the final draft of the Statement.

2.3

The Sellers will review the final draft of the Statement as delivered by the Buyer under paragraph 2.2 of this Schedule, such review to be completed within 15 Business Days of such delivery. The Warrantors’ Representative will on behalf of the Sellers notify the Buyer by written notice within such period whether or not they accept them as complying with paragraph 1 of this Schedule. The Buyer will ensure that the Sellers and, where requested, the Seller’s Accountants are given access as soon as reasonably practicable to all additional information relating to the calculation of the Statement they require to enable the Sellers to make their decision. If the Warrantors’ Representative (on behalf of the Sellers) does not so notify the Buyer within 15 Business Days of delivery of the final draft of the Statement, then the Sellers will be deemed to have accepted the final draft of the Statement as complying with paragraph 1.

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2.4	If the Sellers notify the Buyer of any objection pursuant to paragraph 2.3 then:
2.4.1

the Sellers will procure that the Sellers’ Accountants set out in reasonable detail their reasons for such non-acceptance and (to the extent possible) specify the adjustments (including for the avoidance of doubt, the quantum of the same) that in their opinion should be made to the final draft of the Statement in order to comply with paragraph 1 and provide such supporting evidence as is then available to them for each such adjustment;

2.4.2

(subject to professional privilege) the Sellers (excluding Uberior) will procure that the Seller’s Accountants provide the Buyer and the Buyer’s Accountants with access to all such documents and working papers relating to their preparation of the reasons for non-acceptance and proposed adjustments to the Statement referred to in paragraph 2.4.1; and

2.4.3	the Sellers (excluding Uberior) and the Buyer will use all reasonable endeavours to reach agreement upon the adjustments needed to meet the objections of the Sellers’ Accountants.
2.5

If the Sellers and the Buyer do not reach agreement within 15 Business Days after service of the Sellers’ Accountants’ notice of non-acceptance under paragraph 2.3 then any party may refer the matters in dispute to a partner of at least ten year’s relevant qualified experience at an independent firm of chartered accountants agreed by the parties. If the parties are unable to agree on the appointment of an independent firm of chartered accountants after a further 5 Business Days, an independent firm of chartered accountants will be appointed on the application of either party by the President or other senior officer for the time being of the Institute of Chartered Accountants in England and Wales (the “Expert”).

2.6	The Expert will act on the following basis:
2.6.1	the Expert will act as an expert and not as a arbitrator;
2.6.2	the Expert’s terms of reference will be to determine the remaining matters in dispute between the parties;
2.6.3

the parties will each provide the Expert with all information relating to the matter which the Expert reasonable requires and the Expert will entitled (to the extent he considers appropriate) to base his determination on such information and on the accounting and other records of the Company;

2.6.4	the decision of the Expert is, in the absence of fraud or manifest error, final and binding on the parties;

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	2.6.5	the parties will each pay one half of the Expert’s costs or as the Expert may determine;
	2.6.6	except to the extent that the parties agree otherwise or otherwise as set out in this paragraph 2.6, the Expert will determine its own procedure and will determine only:
		2.6.6.1	whether any of the arguments for the adjustments to be made to the draft Statement put forward in the Sellers’ non-acceptance notice are correct in whole or in part; and
		2.6.6.2	if so, what alterations should be made to the Statement in order to correct the relevant inaccuracy in them;
	2.6.7	the Expert will apply the accounting principles as set out in paragraphs 1.2;
	2.6.8	the procedure of the Expert will:
2.6.8.1

give the parties a reasonable opportunity to make written representations to it (including, for the avoidance of doubt, further representations and arguments not previously made by one party to the other); and

		2.6.8.2	require that each party supply the other with a copy of any written representations at the same time as they are made to the Expert;
	2.6.9	determination of the Expert will be in writing and made available for collection by each of the parties at the offices of the Expert at such time as it will determine.
2.7

If the Sellers’ Accountants and the Buyer’s Accountants reach agreement on (or pursuant to paragraph 2.3 the Sellers are deemed to have accepted) the Statement, or if the Statement is finally determined at any stage in the procedure set out in this paragraph 2, the Statement as so agreed or determined will be the Statement for the purposes of this Agreement and shall be final and binding on the Buyer and the Sellers.

2.8

The Sellers and the Buyer will pay their own costs and expenses in connection with the preparation and agreement of the Statement including, where applicable, any costs associated with presentation of their case to the Independent Accountant.

3.	Adjustment Of Consideration
3.1	When the Statement has become final and binding pursuant to paragraph 2, the Final Initial Cash Consideration will be determined as follows:
3.1.1

if the sum of the Actual Net Debt and the Actual Working Capital is a negative sum greater than -£12,500,000 (negative twelve million five hundred thousand pounds), an amount equal to the difference will be paid to the Buyer by the Sellers in the proportions set out against their respective names in column 3 of Parts 1 and 2 of Schedule 1 within 10 Business Days after the Statement has become final and binding;

3.1.2

if the sum of the Actual Net Debt and the Actual Working Capital is a sum less than -£12,500,000 (negative twelve million five hundred thousand pounds) (whether such sum is negative or positive), an amount equal to the difference will be paid by the Buyer to the Sellers in the proportions set out against their respective names in column 3 of Parts 1 and 2 of Schedule 1 to the Buyer within 10 Business Days after the Statement has become final and binding;

3.1.3

if the sum of the Actual Net Debt and the Actual Working Capital is equal to -£12,500,000 (negative twelve million five hundred thousand pounds), no payments will be made and the Provisional Initial Cash Consideration shall for all purposes be the Final Initial Cash Consideration, and any amount not paid when due shall carry interest in accordance with clause 16 of this Agreement.

3.2	All sums payable under this Schedule will be paid in cash by way of electronic transfer in cleared funds:
3.2.1

in the case of sums payable to the Sellers, to the Sellers’ Solicitors (and payment to them will be a good and sufficient discharge to the Buyer and the Buyer will not be concerned as to the application of the moneys so paid); and

3.2.2

in the case of sums payable to the Buyer, to the Buyer’s Solicitors (and payment to them will be a good and sufficient discharge to the Sellers and the Sellers will not be concerned as to the application of the moneys so paid) and, for the avoidance of doubt, no provision of this Agreement shall require the Buyer to deduct the amount so owing from the Retention.

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SIGNED by	)
DAVID JOHN TURNBULL	) DAVID JOHN TURNBULL
in the presence of:	)

Witness signature:	ADRIAN WEBB
Name:
Address:	One Eleven, Edmund Street, Birmingham B3 2HJ

Occupation:

SIGNED by	)
SEAN PHILIP HARLEY	) SEAN PHILIP HARLEY
in the presence of:	)

Witness signature:	KIM JONES

Name:

Address:	Gillingdale, Beckingham Rd, Coddington, Notts NG24 2QS
Occupation:	Customer Advisor - Bank Clerk

SIGNED by	)
CHRISTOPHER GOULD	) CHRISTOPHER GOULD
in the presence of:	)

Witness signature:	IAN FRIEND

Name:

Address:	54 Sunnymead, M-S-N, Bath BA3 2SD
Occupation:	Director

SIGNED by	)
KEVIN PAUL WHEAT	) KEVIN WHEAT
in the presence of:	)

Witness signature:	ADRIAN WEBB (as above)

Name:

Address:

Occupation:

SIGNED by	)
JOHN HUME	) JOHN HUME
in the presence of:	)

Witness signature:	P M HAYWARD

Name:

Address:	Birmingham
Occupation:	Solicitor

SIGNED by	)
PAUL STEPHEN HUDSON	) PAUL HUDSON
in the presence of:	)

Witness signature:	KIM JONES (as above)

Name:

Address:

Occupation:

SIGNED by	)
LEE BRAITHWAITE	) LEE BRAITHWAITE
in the presence of:	)

Witness signature:	KIM JONES (as above)

Name:

Address:
Occupation:

SIGNED by	)
TERRENCE PALLANT	) T PALLANT
in the presence of:	)

Witness signature:	KIM JONES (as above)

Name:

Address:
Occupation:

SIGNED by	)
) DOUGAL G S BENNETT
duly authorised for and on behalf of	)
DUNEDIN ENTERPRISE	)
INVESTMENT TRUST PLC	)
in the presence of:	)

Witness signature:	ADRIAN WEBB (as above)

Name:

Address:

Occupation:

SIGNED by	)
) DOUGAL G S BENNETT
duly authorised for and on behalf of	)
NAPIER HOUSE	)
INVESTMENTS LIMITED	)

in the presence of:	)

Witness signature:	ADRIAN WEBB (as above)

Name:

Address:

Occupation:

SIGNED by	)
) DOUGAL BENNETT
duly authorised for and on behalf of	)
DUNEDIN BUYOUT FUND LP	)
in the presence of:	)

Witness signature:	ADRIAN WEBB (as above)

Name:

Address:

Occupation:

SIGNED by	)	Authorised signatory of
	)	UBERIOR TRADING LIMITED
duly authorised for and on behalf of	)
UBERIOR TRADING LIMITED	)
in the presence of:	)

Witness signature:	CHING

Name:

Address:	3 Ferryden Place, Glenrothers, Fife, KY7 4TT
Occupation:	Analyst
JOHN COLLINS
SIGNED by JOHN COLLINS		)	................................................
duly authorised for and on behalf of		)	(John Collins)
CBS MONACO LIMITED		)
in the presence of:		)

Witness signature:	BILL GRIFFITHS
Name:	William C Griffiths
Address:	c/o Champion Enterprises Inc
Occupation:	Chief Executive Officer and President

BILL GRIFFITHS
SIGNED by WILLIAM C GRIFFITHS )	................................................
duly authorised by for and on behalf of )	(William C Griffiths)
CHAMPION ENTERPRISES, INC )
in the presence of: )

Witness signature:	JOHN COLLINS
Name:	John Collins
Address:	c/o Champion Enterprises Inc
Occupation:	General Counsel and Senior Vice President